      As filed with the Securities and Exchange Commission on May 29, 2001
                                                       Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                             HPL Technologies, Inc.

             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                          7372                         77-0550714
 (State or other jurisdiction    (Primary Standard Industrial           (IRS Employer
              of                 Classification Code Number)         Identification No.)
incorporation or organization)

                         ------------------------------

                               2033 GATEWAY PLACE
                           SAN JOSE, CALIFORNIA 95110
                                 (408) 437-1466

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                         ------------------------------

                               Y. DAVID LEPEJIAN
                             HPL TECHNOLOGIES, INC.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               2033 GATEWAY PLACE
                           SAN JOSE, CALIFORNIA 95110
                                 (408) 437-1466

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   Copies to:

                ALAN JACOBS, ESQ.                                     DANIEL J. WINNIKE, ESQ.
       HELLER EHRMAN WHITE & MCAULIFFE LLP                              FENWICK & WEST LLP
              4250 EXECUTIVE SQUARE                                    TWO PALO ALTO SQUARE
           LA JOLLA, CALIFORNIA 92037                               PALO ALTO, CALIFORNIA 94306
            TELEPHONE: (858) 450-8400                                TELEPHONE: (650) 494-0600
            FACSIMILE: (858) 450-8499                                FACSIMILE: (650) 494-1417

                         ------------------------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

                         ------------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               Proposed Maximum
                                                              Aggregate Offering        Amount of
     Title of each Class of Securities to be Registered          Price (1)(2)       Registration Fee
Common Stock, $0.001 par value per share....................      $86,250,000          $21,562.50

(1) Includes shares to be sold upon exercise of the underwriters' over-allotment option. See "Underwriting."

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

                         ------------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY
 PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS             Subject to completion            May   , 2001

--------------------------------------------------------------------------------

              Shares

[LOGO]

HPL Technologies, Inc.
Common Stock

-------------------------------------------------------------------------

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock. We expect the public offering
price to be between $             and $             per share.

We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "HPLA."

Before buying any shares you should read the discussion of material risks of investing in our common stock in "Risk factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                                              Per share      Total
-------------------------------------------------------------------------------------
Public offering price                                         $           $
-------------------------------------------------------------------------------------
Underwriting discounts and commissions                        $           $
-------------------------------------------------------------------------------------
Proceeds, before expenses, to HPL Technologies, Inc.          $           $
-------------------------------------------------------------------------------------

The underwriters may also purchase up to              shares of common stock
from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any.

The underwriters are offering the common stock as set forth in "Underwriting."
Delivery of the shares will be made on or about              , 2001.

UBS Warburg

         Dain Rauscher Wessels                                     Wit SoundView

                                                    Adams, Harkness & Hill, Inc.

                     [Description of inside front artwork]

                      [Description of inside back artwork]

--------------------------------------------------------------------------------

Through and including            , 2001 (the 25th day after commencement of this
offering), federal securities law may require all dealers selling shares of our common stock, whether or not participating in this offering, to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Prospectus summary.....................         1

The offering...........................         3

Summary consolidated financial data....         4

Risk factors...........................         5

Use of proceeds........................        15

Dividend policy........................        15

Capitalization.........................        16

Dilution...............................        17

Selected consolidated financial data...        18

Management's discussion and analysis of
  financial condition and results of
  operations...........................        20

Business...............................        28

Management.............................        40

Related party transactions.............        47

Principal stockholders.................        49

Description of capital stock...........        51

Shares eligible for future sale........        53

Underwriting...........................        55

Legal matters..........................        58

Experts................................        58

Where you can find additional
  information..........................        58

Index to financial statements..........       F-1

Forward-looking statements

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the section captioned "Risk factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations.

This prospectus contains industry data related to the semiconductor and software industries. This industry data includes projections that are based on a number of assumptions. If these assumptions prove incorrect, actual results may differ from the projections based on these assumptions. The failure of the semiconductor market to grow at these projected rates may have a material adverse effect on our business, financial condition and results of operations, and the market price of our common stock.

Prospectus summary

This summary highlights the information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk factors."

BUSINESS OVERVIEW

We provide yield-optimization software that enables semiconductor companies to enhance the efficiency of the semiconductor production process. Our products include a flexible software platform supported by over 600 software modules that allow our customers to accelerate the process in which they identify, measure and correct sources of failure in the production process. By accelerating this learning and corrective process, we enable our customers to recognize the higher levels of revenue and profitability that are typically associated with the early part of a new semiconductor product cycle. Identifying production failures early in a semiconductor product cycle also permits our customers to improve the quality of their products, reduce production costs and meet volume production requirements in a timely manner. We recognized revenues of $13.4 million and operating income of $4.5 million, excluding stock-based compensation charges, in the year ended March 31, 2001. Historically, our largest customers in terms of revenue consisted of the following semiconductor companies: Advanced Micro Devices, Dominion Semiconductor, FASL, Fujitsu Microelectronics, LSI Logic, ST Microelectronics, Silicon Storage Technology, Teradyne and Toshiba.

MARKET OPPORTUNITY

The efficiency of the semiconductor production process is commonly characterized in terms of "yield", which is the percentage of properly functioning devices produced at each stage in the production process. Each new semiconductor design is characterized by a unique production yield learning curve. Initial yields are typically low, but often improve over time due to "yield learning", which is the process of identifying defects and their causes and resolving the underlying problems. Although semiconductor companies understand the critical importance of yield analysis, and have spent considerable time and money on improving yields, most do not have the expertise to develop integrated and comprehensive yield-optimization software tools. Given that semiconductor companies have invested hundreds of billions of dollars in fabrication facilities, a high level of production efficiency is essential for semiconductor companies to maximize the return on their invested capital.

We believe that a significant market opportunity exists for yield-optimization software solutions that can gather and analyze the data that is created during the design, fabrication and test stages of the semiconductor production process. While yield improvements can be realized at each individual stage of the production process, optimal efficiency is obtained through the analysis of yield-related data across all stages of the production process. To optimize yield, comprehensive software tools are required to predict, identify and analyze discrete repetitions, commonalities and correlations to isolate the source of production failures throughout the production process. Real-time monitoring and controls must also be put in place so that future problems can be identified as early as possible in the manufacturing cycle. Given the substantial costs of developing and maintaining internal state-of-the-art yield-optimization technologies, and the accelerating trend toward industry specialization, we believe that integrated third-party yield-optimization software solutions will become increasingly important.

HPL TECHNOLOGIES' SOLUTION

Our yield-optimization software solutions integrate data sets from the design, fabrication and test stages of the semiconductor production process and enable semiconductor companies to: synthesize that data into a unified format for analysis; analyze the data to suggest yield enhancements that can be made throughout the entire production process; and allow the user to view and manipulate the information through a user-friendly interface. With this information, the semiconductor production process can be modified to avoid or minimize the factors that limit yield, and production resources can focus on corrective actions. The principal features of our yield-optimization solution are the following:

ROBUST SOFTWARE PLATFORM WITH FLEXIBLE MODULAR ARCHITECTURE. Our products are based on a proprietary software platform that is compatible with industry-standard hardware and software and can be expanded with minimal customization. Our software applications are designed in modules purchased individually or in groups that, together with our platform or on a standalone basis, provide a flexible solution to our customers' needs.

POWERFUL DATA EXTRACTION AND INTEGRATION CAPABILITY. Our products are capable of extracting data from our customers' existing design, fabrication and test systems regardless of data format or source. The date is subsequently integrated into a unified format that incorporates a high level of detail.

INTEGRATED ANALYSIS OF ENTIRE SEMICONDUCTOR PRODUCTION PROCESS. Our integrated yield-optimization approach enables users to analyze data across the design, fabrication and test stages of the semiconductor production process, which includes the design, fabrication and test stages. Users can then assess the efficiency and yield at each stage of the production process and analyze the effects that changes to one stage have on others. Our software is also capable of accommodating users' requests for new analyses and correlation studies, as well as new or modified data types.

OUR STRATEGY

Our objective is to establish our integrated yield-optimization software solutions as the standard in the semiconductor industry. Key elements of our strategy include the following:

ESTABLISH TECHNOLOGICAL LEADERSHIP. We believe that establishing and enhancing our leadership position in yield-optimization technology will be a key factor in attracting and retaining our customers. We plan to increase our substantial commitment to research and development and to design next-generation yield-optimization software.

TARGET SOLUTIONS TOWARDS THE FABLESS MARKET. We plan to leverage our flexible platform and modular technology to further penetrate the rapidly growing fabless semiconductor market. We believe that our solution provides considerable value to fabless companies who are able to use our software platform to modify their designs to avoid or minimize the factors that limit yield.

LEVERAGE OUR CUSTOMER BASE. In addition to actively pursuing new customers, we plan to increase our sales to existing customers by expanding our product penetration within each customer and by selling them additional products.

ENHANCE MARKETING EFFORT IN THE SEMICONDUCTOR INDUSTRY. We plan to increase our marketing efforts to enhance our presence within the semiconductor market. We believe that the two most important components to enhancing our reputation are the strengthening of our relationships with key semiconductor equipment OEMs and increasing the size and scope of our distribution network.

PURSUE STRATEGIC ALLIANCES AND ACQUISITIONS. We continually evaluate opportunities that will enhance our ability to build our customer base, add technical expertise and leverage our existing yield-optimization software solutions.

COMPANY INFORMATION

We have conducted business as Heuristic Physics Laboratories, Inc., a California corporation, since 1989. Prior to the effective date of this registration statement, Heuristic Physics Laboratories, Inc. will become a wholly owned subsidiary of HPL Technologies, Inc., a Delaware corporation, in order to adopt a holding company structure and change our state of domicile to Delaware. HPL Technologies, Inc. was formed for this purpose in August 2000. Unless we specify otherwise, all references to our company throughout this document refer to the Delaware company and its subsidiaries, on a consolidated basis. Our principal executive offices are located at 2033 Gateway Place, San Jose, CA 95110 and our telephone number is (408) 437-1466.

The offering

The following information assumes that the underwriters do not exercise their over-allotment option to purchase additional shares in this offering.

Common stock we are offering.................  shares

Common stock to be outstanding after the
  offering...................................  shares

Proposed Nasdaq National Market symbol.......  HPLA

Use of proceeds..............................  For research and development, sales and marketing activities, including international
                                               expansion, potential acquisitions and other
                                               general corporate purposes. See "Use of
                                               proceeds."

Unless otherwise indicated, all information in this prospectus:

-   assumes that the underwriters will not exercise their over-allotment option;

-   assumes an initial offering price of $      per share, the midpoint of our
    initial public offering price range; and

- assumes we have completed our reincorporation in Delaware and adopted the holding company structure described above.

The number of shares of common stock that will be outstanding after the offering is based on the number of shares outstanding as of March 31, 2001, and excludes:

- 5,331,512 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2001, with a weighted average exercise price of $0.31 per share, and 1,283,988 shares of common stock reserved for future grant under our 1998 Stock Option Plan as of March 31, 2001;

- 300,000 shares reserved for issuance under our 2001 Employee Stock Purchase Plan; and

- 129,555 shares of common stock issuable upon the exercise of warrants at an exercise price of $2.47 per share.

In May 2001, we increased the number of shares reserved for issuance under our 1998 Stock Option Plan by 1.5 million shares of common stock. Since April 1, 2001, we have granted options to purchase an additional 316,300 shares of common stock under our 1998 Stock Option Plan.

Summary consolidated financial data

The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and with "Management's discussion and analysis of financial condition and results of operations," and other financial data included elsewhere in this prospectus. The consolidated statement of operations data for the years ended March 31, 1999, 2000 and 2001 is derived from audited financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the year ended March 31, 1998 is derived from audited financial statements not included in this prospectus. The consolidated statement of operations data for the year ended March 31, 1997 is derived from our unaudited financial statements not included in this prospectus.

Prior to June 1998, we were primarily engaged in the design and manufacturing of automated test equipment. In June 1998, we sold that hardware business to focus on the development of yield-optimization software and consulting services for the semiconductor industry.

                                                                           Years ended March 31
Consolidated statement of operations data                  ----------------------------------------------------
                                                               1997       1998       1999       2000       2001
                                                                  (In thousands, except per share data)
---------------------------------------------------------------------------------------------------------------
Revenues.................................................   $    7     $1,139     $  148     $3,704    $13,419
Gross profit.............................................        7        868         86      3,436     12,370
Operating expenses:
  Research and development(2)............................      395      1,076      2,508      2,922      3,447
  Sales and marketing(2).................................       --        113      1,608      2,229      2,065
  General and administrative(1)(2).......................        8        770      1,011      1,003      2,335
  Stock-based compensation...............................        2         75         64        580      2,369
Income (loss) from continuing operations.................     (398)      (400)    (3,075)    (3,546)       541
Net income (loss)........................................     (723)       728       (134)    (3,546)       541
Income (loss) per common share from continuing
  operations--basic......................................   $(0.04)    $(0.04)    $(0.32)    $(0.35)   $  0.05
Income (loss) per common share from continuing
  operations--diluted....................................   $(0.04)    $(0.04)    $(0.32)    $(0.35)   $  0.04
Net income (loss) per common share--basic................   $(0.08)    $ 0.08     $(0.01)    $(0.35)   $  0.05
Net income (loss) per common share--diluted..............   $(0.08)    $ 0.08     $(0.01)    $(0.35)   $  0.04
Shares used in per share computations:
  Basic..................................................    9,602      9,617      9,660     10,040     10,292
  Diluted................................................    9,602      9,617      9,660     10,040     16,371

                                                                   March 31, 2001
Consolidated balance sheet data                               -------------------------
                                                                Actual   As adjusted(3)
                                                                   (In thousands)
---------------------------------------------------------------------------------------
Cash and cash equivalents...................................  $   989
Working capital.............................................    1,307
Total assets................................................    7,504
Long-term debt, less current portion........................    1,795
Total stockholders' equity..................................      228

----------

(1) Includes $670,000 in costs incurred in the year ended March 31, 2001 from a delayed initial public offering.

(2) Excludes the following stock-based compensation
  charges:
    Cost of revenues.....................................   $   --     $   --     $   --     $    2    $    60
    Research and development.............................        2         75         23         96        296
    Sales and marketing..................................       --         --         41        451      1,503
    General and administrative...........................       --         --         --         31        510
                                                            ------     ------     ------     ------    -------
                                                            $    2     $   75     $   64     $  580    $ 2,369
                                                            ======     ======     ======     ======    =======

(3) The as adjusted balance sheet data as of March 31, 2001, has been adjusted
    to give effect to the sale of       shares of common stock in this offering
    at the assumed initial public offering price of $ per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

--------------------------------------------------------------------------------

Risk factors

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

There are significant barriers to widespread adoption of our yield-optimization products by the semiconductor industry.

In order for our business to grow, we must overcome certain barriers to the adoption of our yield-optimization products by the semiconductor industry. Many semiconductor designers and manufacturers have in-house yield-management systems and may be reluctant to implement our software because they may believe that third-party tools will not incorporate their existing know-how and methodology. If participants in this industry reject using third-party software to optimize their yield, our growth would be impaired, which would negatively affect our results of operations and cause our business to fail. In addition, because our yield-optimization solutions are relatively new to the semiconductor industry and can be difficult to explain, intensive marketing and sales efforts will be necessary to educate prospective industry partners and customers regarding the uses and benefits of our technologies and software products. Accordingly, we cannot assure you that our software products will gain acceptance at the level or in the time frame we anticipate. Such a failure to gain acceptance would have a material adverse effect on our business.

The semiconductor industry has experienced downturns in the past and any future downturns could adversely affect our revenues and operating results.

Our business depends in part on the economic health of our customers: IDMs, or integrated device manufacturers, fabless semiconductor companies, and semiconductor equipment OEMs, or original equipment manufacturers. The semiconductor industry is prone to periods of oversupply resulting in significantly reduced capital expenditures, and it is currently experiencing such a downturn. When the industry last experienced a slowdown in 1998, some semiconductor manufacturers postponed or canceled capital expenditures for previously planned expansions or new fabrication facility construction projects, resulting in a substantial decline in worldwide semiconductor capital expenditures.

Current conditions and future downturns could lead to another slowdown in growth that would have a similar effect on the willingness of semiconductor companies to purchase our yield-optimization products and services or to purchase equipment from semiconductor equipment OEMs that have embedded our software in their products. Significant downturns could materially and adversely affect our business and operating results. In addition, we expect to continue increasing our investment in engineering, research and development, and marketing, which limits our ability to reduce expenses during such downturns.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

In any particular period, we derive a substantial portion of our revenues from a small number of customers, and our revenues may decline significantly if any major customer cancels or delays a purchase of our products.

In each of the years ended March 31, 2001, 2000 and 1999, customers that individually accounted for at least 10% of our revenues together represented 74%, 44% and 77% of our revenues, respectively, and in each of these years, there was substantial change among the companies that represented our largest customers. The large percentage of revenues derived from a small group of customers has been a function of the relatively large license revenues we recognize upon entry into a perpetual licensing agreement. Delays or failures in selling new licenses to existing or new customers would cause significant period-to-period changes in our operating results, which may result in our failure to meet market expectations. We may also incur significant expense and devote management attention to the pursuit of potentially significant license revenues, but ultimately fail to secure these revenues.

We have a long and variable sales cycle, which can result in uncertainty and delays in generating additional revenues.

Because our yield-optimization software and services are often unfamiliar to our prospective customers, it can take a significant amount of time and effort to explain the benefits of our products. For example, it generally takes at least six months after our first contact with a prospective customer before we start licensing our products to that customer. In addition, due to the nature of fabrication facility deployment and the extended time required to bring a fabrication facility to full capacity, capital expenditures vary greatly during this time. Accordingly, we may be unable to predict accurately the timing of any significant future sales of software licenses. We may also spend substantial time and management attention on potential licenses that are not consummated, thereby foregoing other opportunities.

We must continually replace the revenues generated from the sale of perpetual licenses in order to maintain and grow our business.

In recent quarters, we have generated the bulk of our revenues from the sale of perpetual licenses. These licenses produce large amounts of revenues in the periods in which the license fees are recognized and are not necessarily indicative of a commensurate level of revenues from the same customers in future periods. Our period-to-period growth will depend significantly on our ability to expand the number of users of our products within our customers' organizations, license additional software to our customers and attract new customers. We may not be successful in these sales efforts and, consequently, revenues in any future period may not match that of prior periods.

Our operating results may fluctuate significantly and any failure to meet financial expectations may disappoint investors and could cause our stock price to decline.

Our quarterly operating results are likely to fluctuate in the future due to a variety of factors, many of which are outside of our control. Our revenues result primarily from a relatively small number of large transactions. Accordingly, the timing of large orders has significantly affected, and will continue to significantly affect, quarterly operating results. Factors that could cause our revenues and operating results to vary from period to period include:

-   large sales unevenly spaced over time;

-   timing of new products and product enhancements by us and our competitors;

--------------------------------------------------------------------------------
6

Risk factors
--------------------------------------------------------------------------------

-   the cyclical nature of the semiconductor industry; and

- changes in our customers' development schedules, expenditure levels and product support requirements.

As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and may not be accurate indicators of future performance. These factors may cause our operating results to be below market expectations in some future quarters, which could cause the market price of our stock to decline.

We may not succeed in developing new products and our operating results may decline as a result.

Our customers and competitors operate in rapidly evolving markets. We must continually create new software and add features and functionality to our existing software products to keep pace with changes in the semiconductor industry. Specifically, we need to focus our research and development to:

- interface with new semiconductor-producing hardware and systems that others develop;

- remain competitive with companies marketing third-party yield-management software and consulting services;

- continue developing new software modules that are attractive to existing customers, many of which have purchased perpetual licenses and are under no ongoing obligation to make future purchases from us; and

-   attract new customers to our software.

Maintaining and capitalizing on our current competitive strengths will require us to invest heavily in research and development, marketing, and customer service and support. Although we intend to devote substantial expenditures to product development, we may not be able to create new products in a timely manner that adequately meet the needs of the marketplace. A failure to do so would adversely affect our competitive position and would result in lower sales and a decline in our profitability.

We may not be able to effectively compete against other companies, which could impair our growth and profitability.

Other companies that have developed competing software to enhance semiconductor manufacturing productivity include companies that have greater financial, engineering, manufacturing and service resources than us. Many of these companies are semiconductor equipment OEMs and have long-standing customer relationships with the same companies we are targeting. We expect our competitors to continue to improve the design and performance of their existing products and to introduce competitively-priced new products with improved performance characteristics. We cannot assure you that we will have sufficient resources to continue investing in these areas, or that we will be able to make the technological advances necessary to maintain any competitive advantage. This competition may force us to make price reductions that could adversely affect our results of operations. Our failure to successfully compete with others would likely result in fewer new customers and a loss of existing customers.

In addition, a key part of our strategy is to establish our proprietary system platform and our integrated yield-optimization software and services as the standard in the semiconductor industry. If we do not rapidly establish ourselves as the leading yield-optimization solution provider, we may not be able to grow fast enough to compete effectively with existing and future competitors.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

Errors in our products or the failure of our products to conform to specifications could hurt our reputation and result in our customers demanding refunds or asserting claims against us for damages.

Because our software products are complex, they could contain errors or bugs that can be detected at any point in a product's lifecycle. In the past, we have discovered errors in some of our products and have experienced delays in the delivery of our products because of these errors. We have also had to replace defective products that were already delivered. These delays and replacements have principally related to new product releases. Detection of any significant errors may result in:

-   the loss of or delay in market acceptance and sales of our products;

-   the delay or loss of revenues;

-   diversion of development resources;

-   injury to our reputation; or

-   increased maintenance and warranty costs.

Any of these problems could harm our business and operating results.

If our products fail to conform to specifications, customers could demand a refund for the purchase price or assert claims for damages. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. Any such claims, whether or not successful, could seriously damage our reputation and our business.

We may have difficulty sustaining profitability and may experience losses in the future.

The year ended March 31, 2001 was our first profitable year since we converted our business to focus on yield-optimization software and services. In order to sustain profitability, we will need to continue to generate new sales while controlling our costs. We expect to increase the size of our company in the next twelve months, and we may not be able to successfully generate enough revenues to remain profitable with this growth. We anticipate that our expenses will increase in the next twelve months as we:

-   increase our direct sales and marketing personnel and activities;

- develop our technology, expand our existing product lines and create additional software modules for our products;

- develop additional strategic alliances with third-party providers of semiconductor design, fabrication and test solutions; and

- implement additional internal systems, develop additional infrastructure and hire additional management.

Any failure to increase our revenues and control costs as we implement our product and distribution strategies would harm our profitability and would be likely to negatively affect the market price of our common stock.

--------------------------------------------------------------------------------
8

Risk factors
--------------------------------------------------------------------------------

Our limited operating history selling our software products makes our business difficult to evaluate.

Because we are in the early stages of our development as a provider of yield-optimizing software, it may be difficult to evaluate our business operations and prospects. Past revenues and sales figures may be a poor indicator of future performance. In addition, we have only sold our current product line for approximately two years. This makes it more difficult for us to plan for the further development of our business than if we had a more mature business line.

If we are unable to effectively manage our growth, our financial and managerial resources may be stressed and our business may be harmed.

If we cannot manage our growth, our financial condition and operating results could be seriously harmed. We have increased our workforce by approximately 30% over the last 12 months and expect to continue adding employees over the next
12 months. Furthermore, we are anticipating the addition of an office in Japan and may add other facilities abroad. We expect this growth to place significant strain on our managerial and financial resources, as well as on our limited financial and management controls, reporting systems and procedures. Any future growth will require us to continue to implement and improve operational, financial and management information and control systems on a timely basis, and to maintain effective cost controls. Since our growth has occurred over a limited time period, we cannot fully assess our ability to continue managing our growth in the future. Our inability to manage any future growth effectively may be harmful to revenues and profitability.

Any acquisitions we make could disrupt our business and harm our financial condition.

We may attempt to acquire additional businesses or technologies that we believe fit strategically with our business. Future acquisitions may result in unforeseen operating difficulties and expenditures, and may require significant management attention that would otherwise be available for ongoing business and product development. Since we will not be able to accurately predict these difficulties and expenditures, it is possible that these costs will outweigh the value we realize from a future acquisition. In addition to the risks that we would face in integrating any new acquisitions, we could face the following risks:

- we could realize substantial acquisition-related expenses, which would reduce our net income in future years;

- we could lose key employees and customers as a result of changes in management; and

- our investigation of potential acquisition candidates might not reveal problems and liabilities associated with the businesses, technologies or products that we acquire.

In addition, if we conduct acquisitions using convertible debt or equity securities, the increased number of shares could result in lower earnings per share.

Restrictive covenants in the secured convertible debenture issued by our subsidiary may limit our subsidiary's ability to conduct certain activities.

The $1.5 million secured convertible debenture issued by our subsidiary, Heuristic Physics Laboratories, Inc., to Applied Materials, Inc. in
February 2000 contains numerous covenants restricting certain business activities of our subsidiary including, among others, assuming debt, pledging assets,

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

consummating mergers and engaging in any transactions that are outside of the ordinary course of business. To avoid breaching these covenants, we must obtain the consent of Applied Materials prior to taking any such actions. Applied Materials may not consent or may consent only after the imposition of significant conditions which may or may not be acceptable to us. As a result, our subsidiary may not be able to enter into any of these transactions even if we believe they are valuable opportunities. Also, Applied Materials may convert the debenture at any time before February 15, 2005 into shares of common stock of Heuristic Physics Laboratories at a conversion price of $2.47 per share. Exercise of such conversion right will result in a minority interest in our subsidiary of approximately 5.5% as of March 31, 2001.

Non-compliance with certain non-financial covenants of the secured convertible debenture issued by our subsidiary may require immediate repayment of this debt.

We are currently not in compliance with certain non-financial covenants of the $1.5 million secured convertible debenture issued by our subsidiary, which permits Applied Materials to declare all outstanding obligations under the debenture immediately due and payable or seek any other damages available as a result of such non-compliance. Furthermore, the debenture does not permit the merger contemplated by our reincorporation without the consent of Applied Materials. If Applied Materials elects to accelerate the payment of the debenture, we will be required to fund the repayment immediately and it will forfeit its right to convert the debenture into shares of common stock of Heuristic Physics Laboratories at a conversion price of $2.47 per share.

We rely on the services of certain key personnel, and those persons' knowledge of our business and technical expertise would be difficult to replace.

Our products and technologies are complex and we are substantially dependent upon the continued service of our existing managerial and senior engineering personnel. We do not have employment agreements with any of our officers. The loss of any of our key employees could adversely affect our business and slow our product development processes or sales and marketing efforts.

A failure to effectively compete for, recruit and retain a significant number of technical and sales and marketing personnel would hinder our research and development and marketing efforts.

We require the services of a substantial number of qualified technical personnel for our operations. The market for these employees is characterized by intense competition, as well as a high level of employee mobility, which makes it particularly difficult to attract and retain the qualified technical personnel we require. If we are unable to recruit and retain a sufficient number of technical personnel, we may not be able to complete development of, or upgrade or enhance, our products in a timely manner.

The expansion of our sales and marketing department will also require the hiring and retention of personnel for whom there is a high demand. We plan to hire additional sales personnel, but competition for qualified sales people is intense, and we might not be able to hire a sufficient number of qualified sales people. If we are unable to recruit and retain a sufficient number of sales and marketing personnel, we may not be able to increase market awareness of our products and generate sales of our products as quickly as our investors and analysts might hope or expect.

--------------------------------------------------------------------------------
10

Risk factors
--------------------------------------------------------------------------------

We may need additional capital that may not be available to us and, if raised, may dilute your ownership interest in us.

We may need to raise additional funds to develop or enhance our products and services, to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies. Additional financing may not be available on terms that are acceptable to us. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance products or services, or otherwise respond to competitive pressures would be significantly limited.

RISKS RELATED TO OUR INTERNATIONAL OPERATIONS

Our business could be harmed by political or economic instability in the Republic of Armenia.

Our software products are largely developed, produced, delivered and supported from our facilities in the Republic of Armenia. Armenian employees participate in our direct sales and marketing efforts. Changes in the political or economic conditions in Armenia and the surrounding region could adversely affect our ability to develop new products and take advantage of Armenia's low labor and production costs.

Armenia voted for independence in 1991 and adopted its current constitution in 1995. Laws protecting property (including intellectual property) are not well established and may be difficult to enforce. In recent years, Armenia has suffered significant political and economic instability. Any future political and economic instability could interfere with our ability to retain or recruit employees, significantly increase the cost of our operations, or result in regulatory restrictions on our business, making it difficult for us to maintain our business in Armenia or disrupting our Armenian operations. Any significant increase in the costs of our Armenian operations (whether due to inflation, imposition of additional taxes or other causes) would diminish, and could eliminate their current cost-advantages. Furthermore, we cannot assure you that restrictive foreign-relations laws or policies on the part of Armenia or the United States will not constrain our ability to operate effectively in both countries. If we lose or choose to terminate any part of our Armenian operation, replacements could be costly and cause delays in our product development, harming our competitive position and adversely affecting our results of operations.

Our expansion into international markets may result in higher costs and could reduce our operating margins due to the higher costs of international sales.

Our current strategy for growth includes further expansion in Japan and other international markets. To effectively further this strategy, we must find additional partners to sell our products in international markets and expand our direct international sales presence. We would likely incur higher sales costs by expanding our direct sales staff abroad, but we might not realize corresponding increases in revenues or profitability. Furthermore, we may be forced to share sales revenues with distributors or other sales partners abroad in order to successfully penetrate foreign markets. Even if we successfully expand our direct and indirect international sales efforts, we cannot be certain that we will be able to create or increase international market penetration or demand for our products.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

Problems with international business operations could adversely affect our sales.

Sales to customers located outside the United States accounted for approximately 5%, 13% and 48% of our revenues in the years ended March 31, 1999, 2000 and 2001, respectively. We anticipate that sales to customers located outside the United States will represent a significant portion of our total revenues in future periods. In addition, many of our customers rely on third-party foundries operating outside of the United States. Accordingly, our operations and revenues are subject to a number of risks associated with foreign commerce, including the following:

-   managing foreign distributors;

-   staffing and managing foreign branch offices;

-   political and economic instability abroad;

-   foreign currency exchange fluctuations;

-   changes in tax laws and tariffs;

-   timing and availability of export licenses;

-   inadequate protection of intellectual property rights in some countries; and

-   obtaining governmental approvals for certain technologies.

Any of these factors could result in decreased sales to international customers and domestic customers that use foreign fabrication facilities.

INTELLECTUAL PROPERTY-RELATED RISKS

Our success depends in part on our ability to protect our intellectual property, and any inability to do so could cause our business material harm.

Our success depends in significant part on our intellectual property. While we have attempted to protect our intellectual property through patents, copyrights, or the maintenance of trade secrets, there can be no assurance that these measures will successfully protect our technology or that competitors will not be able to develop similar technology independently. It is possible, for example, that the claims we are allowed on any of our patents will not be sufficiently broad to protect our technology. In addition, patents issued to us could be challenged, invalidated or circumvented and the rights granted under those patents might not provide us with any significant competitive advantage. We have not attempted to secure patent protection in foreign countries, and the laws of some foreign countries do not protect our intellectual property as effectively as the laws of the United States. Also, our source code developed in Armenia may not receive the same copyright protection that it would were it developed in the United States. As we increase our international presence, we expect that it will become more difficult to monitor the development of competing products that may infringe on our rights as well as unauthorized use of our products.

Our operating results would suffer if we were subject to a protracted intellectual property infringement claim or one with a significant damages award.

Litigation regarding intellectual property rights frequently occurs in the software industry. We expect we will be subject to infringement claims as the number of competitors in our industry segment grows.

--------------------------------------------------------------------------------
12

Risk factors
--------------------------------------------------------------------------------

While we are unaware of any claims that our products infringe on the intellectual property rights of others, such claims may arise in the future. Regardless whether these claims have merit, they could:

-   be costly to defend;

-   divert senior management's time, attention and resources;

-   cause product shipment delays; and

-   require us to enter into costly licensing or royalty arrangements.

Any of these potential results of intellectual property infringement claims could limit our ability to maintain our business and negatively affect our operating results.

RISKS RELATED TO THIS OFFERING

Our executive officers and existing stockholders will continue to control us after this offering and could delay or prevent a change in control.

After this offering, our executive officers and existing stockholders and their
affiliates will together control approximately       % of our outstanding common
stock. In particular, our president and chief executive officer, Y. David
Lepejian, will own approximately       % of the common stock outstanding after
completion of this offering. As a result, Mr. Lepejian, acting alone or in concert with other stockholders, may be able to control all matters requiring approval of a majority of our stockholders, including the election and removal of directors, and any merger, sale of assets or other significant corporate transactions. This control could:

-   delay or prevent a change in control of our company;

- deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or its assets; and

-   affect the market price of our common stock.

We have defenses against takeovers that could delay or prevent an acquisition and could adversely affect the price of our common stock.

After this offering, the board of directors will have the authority to issue up to 10 million shares of preferred stock and, without any further vote or action on the part of the stockholders, will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if issued, might have preference over the rights of the holders of common stock and could adversely affect the price of our common stock. Although the ability to issue this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, it may also be used to make it more difficult for a third party to acquire us or to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

In addition, our amended and restated certificate of incorporation, bylaws and equity compensation plans include provisions that may deter an unsolicited offer to purchase our company. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving our company. For example, our board of directors will be divided into three classes, only one of which will be elected at each annual meeting. These factors may further delay or prevent a change of control of our company.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

Our stock price may be highly volatile and the price of our common stock may be lower after this offering than the price you pay.

If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters based upon a number of factors. The price of our common stock that will prevail in the market after this offering may be lower than the price you pay. See "Underwriting."

Upon completion of this offering, the trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology and software-related companies in particular, has historically and recently experienced extreme volatility and substantial declines. This volatility has often been unrelated to the operating performance of particular companies. We cannot be sure that an active public market for our common stock will develop or continue after this offering. Investors may not be able to sell their common stock at or above our initial public offering price. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by financial analysts, investors' perceptions of us and general economic, industry and market conditions.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

A substantial percentage of our common stock outstanding after this offering will be held by our existing stockholders. If our existing stockholders sell significant amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon the closing of this
offering, we will have outstanding       shares of common stock, assuming no
exercise of outstanding options since March 31, 2001. Of these shares, the shares sold in this offering will be freely tradable. The 10,487,256 remaining shares of common stock will be available for sale in the public market 180 days after the date of this prospectus when the lock-up agreements between the underwriters and the stockholders expire. Of these, 9,212,252 shares will be subject to certain volume restrictions under Rule 144 of the federal securities laws. Shares issued on exercise of our options or warrants will become tradable upon expiration of various holding periods under Rules 144 and 701, subject in some cases to the volume restrictions of these rules, or earlier if their offer and sale is registered under the federal securities laws.

Purchasers in this offering will incur immediate and substantial dilution.

Purchasers of our common stock will experience immediate and substantial dilution in the net tangible book value per share of our common stock from the initial public offering price per share. At an assumed initial public offering
price of $   per share, new investors would suffer an immediate dilution of
$    , or    % of the initial public offering price. To the extent that a material amount of our outstanding stock options are exercised, or options or warrants reserved for issuance are issued and exercised, new investors will experience further substantial dilution.

Management will have broad discretion as to the use of proceeds of this offering and may not use these funds effectively.

We do not have specific plans for how we will spend the majority of the funds raised in this offering. Accordingly, our management will retain broad discretion to allocate the proceeds of this offering. Management's failure to use these funds effectively would have an adverse effect on the value of our stock and could make it more difficult and costly to raise funds in the future.

--------------------------------------------------------------------------------
14

--------------------------------------------------------------------------------

Use of proceeds

We expect the net proceeds from our sale of       shares of common stock to be
approximately $    million, at an assumed initial public offering price of
$      per share after deducting underwriting discounts and commissions and
estimated offering expenses of $             payable by us. If the underwriters'
over-allotment option is exercised in full, we estimate that our net proceeds
will be approximately $      .

The principal purposes of this offering are to establish a public market for our common stock, increase our visibility in the marketplace, facilitate our future access to public capital markets, provide liquidity to existing stockholders and obtain additional working capital.

Our management will have broad discretion as to the use of the proceeds from this offering. We expect to use the proceeds from this offering for research and development, sales and marketing activities, including international expansion, and other general corporate purposes. We currently anticipate that our expenditures for research and development and for sales and marketing will be approximately $8 million and $9 million, respectively, in the year ending
March 31, 2002. The amounts we spend for these purposes are subject to our regular evaluation, and our actual expenditures could vary significantly from these estimates. A portion of net proceeds may also be used to acquire or invest in complementary businesses, technologies or products. However, we have no current agreements, arrangements or understandings with respect to any acquisitions or investments, and we are not currently engaged in negotiations with respect to any acquisitions or investments.

In addition, under the terms of a secured convertible debenture in the principal amount of $1.5 million issued by our subsidiary, Heuristic Physics Laboratories, to Applied Materials in February 2000, Applied Materials has the right to demand repayment of the debenture due to our non-compliance with certain non-financial covenants of the debenture. Accordingly, a portion of the proceeds of this offering may be used to repay this debenture. The debenture is due on February 15, 2005, bears interest at 8% per year and is convertible into shares of our subsidiary's common stock at a conversion price of $2.47 per share.

Pending such uses of the net proceeds, we intend to invest them in investment grade, interest-bearing securities.

Dividend policy

We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the near future. We currently intend to retain all of our future earnings, if any, for use in the operation and expansion of our business. Additionally, the terms of the secured convertible debenture issued to Applied Materials prohibit us from paying dividends on our securities without the consent of Applied Materials.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Capitalization

The following table sets forth our capitalization as of March 31, 2001, (a) on an actual basis and (b) on an as adjusted basis to give effect to the sale in
this offering of       shares of common stock at an assumed initial public
offering price of $      per share, after deducting underwriting discounts and
commissions and estimated offering expenses payable by us. This table should be read in conjunction with our financial statements and the notes to those financial statements, which can be found at the end of this prospectus.

                                                                  March 31, 2001
                                                              ----------------------
                                                                Actual   As adjusted
                                                              (In thousands, except
                                                               share and per share
                                                                      data)
------------------------------------------------------------------------------------
Capital lease obligations, net of current portion...........   $   95
Loans payable, net of current portion.......................      200
Convertible debenture.......................................    1,500
                                                               ------    -----------
  Total long-term debt, less current portion................    1,795
Stockholders' equity:
  Preferred stock, $0.001 par value: 10,000,000 authorized,
    and no shares issued and outstanding, actual and as
    adjusted, respectively..................................       --             --
  Common stock, $0.001 par value: 75,000,000 shares
    authorized, and 10,487,256 and              shares
    issued and outstanding, actual and as adjusted,
    respectively............................................       10
Additional paid-in capital..................................    5,723
Deferred stock-based compensation...........................   (1,512)
Accumulated deficit.........................................   (3,993)
                                                               ------    -----------
  Total stockholders' equity................................      228
                                                               ------    -----------
  Total capitalization......................................   $2,023    $
                                                               ======    ===========

The table does not include:

- 5,331,512 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2001, with a weighted average exercise price of $0.31 per share, and 1,283,988 shares of common stock reserved for future grant under our 1998 Stock Option Plan as of March 31, 2001;

- 300,000 shares reserved for issuance under our 2001 Employee Stock Purchase Plans; and

- 129,555 shares of common stock issuable upon the exercise of warrants at an exercise price of $2.47 per share.

In May 2001, we increased the number of shares reserved for issuance under our 1998 Stock Option Plan by 1.5 million shares of common stock. Since April 1, 2001, we have granted options to purchase an additional 316,300 shares of common stock under our 1998 Stock Option Plan.

--------------------------------------------------------------------------------
16

--------------------------------------------------------------------------------

Dilution

The net tangible book value of our common stock as of March 31, 2001, was $196,000, or approximately $0.02 per share. The net tangible book value per share represents the stockholders' equity, less intangible assets, divided by the number of shares of common stock outstanding. After giving effect to the
sale of the       shares of common stock being offered at an assumed initial
public offering price of $      per share after deducting underwriting discounts
and commissions and estimated offering expenses payable by us, our net tangible
book value on              , 2001, would have been $      million, or
approximately $      per share. This represents an immediate increase in net
tangible book value of $      per share to existing stockholders and an
immediate and substantial dilution in net tangible book value of $      per
share to new investors in common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.............           $
  Net tangible book value per share before this offering as
    of March 31, 2001.......................................  $ 0.02
  Increase attributable to new investors....................
                                                              ------
Net tangible book value per share after this offering.......
                                                                       ------
Dilution in net tangible book value per share to new
  investors.................................................           $
                                                                       ======

The following table sets forth, on a pro forma basis as of March 31, 2001, the differences between the number of shares of common stock purchased, the total consideration paid, and the average price per share paid by existing stockholders and by the new investors purchasing shares of common stock in this offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by us, at the assumed initial public offering price of $ per share.

                                               Shares purchased         Total consideration
                                            -----------------------   -----------------------   Average price
                                              Number        Percent     Amount        Percent       per share
                                                          (In thousands, except per share data)
-------------------------------------------------------------------------------------------------------------
Existing stockholders.....................   10,487                    $2,689                   $        0.26
New public investors......................
                                             ------         -----      ------         -----
  Total...................................                  100.0%                    100.0%
                                             ======         =====      ======         =====

The foregoing discussion excludes:

- 5,331,512 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2001, with a weighted average exercise price of $0.31 per share, and 1,283,988 shares of common stock reserved for future grant under our 1998 Stock Option Plan as of March 31, 2001;

- 300,000 shares reserved for issuance under our 2001 Employee Stock Purchase Plans; and

- 129,555 shares of common stock issuable upon the exercise of warrants debenture at an exercise price of $2.47 per share.

In May 2001, we increased the number of shares reserved for issuance under our 1998 Stock Option Plan by 1.5 million shares of common stock. Since April 1, 2001, we have granted options to purchase an additional 316,300 shares of common stock under our 1998 Stock Option Plan.

To the extent that any shares are issued upon exercise of options or warrants that were outstanding as of March 31, 2001, or granted after that date, there may be further dilution to new investors.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Selected consolidated financial data

The following selected consolidated financial data should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The consolidated statement of operations data for the years ended March 31, 1999, 2000 and 2001 and the consolidated balance sheet data as of March 31, 2000 and 2001 are derived from audited financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the year ended March 31, 1998 and the consolidated balance sheet data at March 31, 1998 and 1999 are derived from audited financial statements which are not included in this prospectus. The consolidated statement of operations data for the year ended March 31, 1997 and the consolidated balance sheet data at March 31, 1997 is derived from our unaudited financial statements which, in management's opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our financial condition and results of operations, and are not included in this prospectus. Our historical results are not necessarily indicative of results to be expected for any future period.

                                                                             Years ended March 31,
                                                              ----------------------------------------------------
                                                                  1997       1998       1999       2000       2001
Consolidated statement of operations data
------------------------------------------------------------------------------------------------------------------
                                                                      (In thousands, except share and per
                                                                                  share data)
Revenues:
  Software licenses.........................................   $   --     $  853     $   45    $ 3,039    $10,908
  Consulting services, maintenance and other................        7        286        103        665      2,511
                                                               ------     ------     ------    -------    -------
    Total revenues..........................................        7      1,139        148      3,704     13,419
                                                               ------     ------     ------    -------    -------
Cost of revenues:
  Software licenses.........................................       --         38          1          9        133
  Consulting services, maintenance and other(1).............       --        233         61        259        916
                                                               ------     ------     ------    -------    -------
    Total cost of revenues..................................       --        271         62        268      1,049
                                                               ------     ------     ------    -------    -------
Gross profit................................................        7        868         86      3,436     12,370
                                                               ------     ------     ------    -------    -------
Operating expenses:
  Research and development(1)...............................      395      1,076      2,508      2,922      3,447
  Sales and marketing(1)....................................       --        113      1,608      2,229      2,065
  General and administrative(1).............................        8        770      1,011      1,003      2,335
  Stock-based compensation..................................        2         75         64        580      2,369
                                                               ------     ------     ------    -------    -------
    Total operating expenses................................      405      2,034      5,191      6,734     10,216
                                                               ------     ------     ------    -------    -------
Income (loss) from operations...............................     (398)    (1,166)    (5,105)    (3,298)     2,154
Interest expense and other income, net......................       --         --         48       (248)      (190)
                                                               ------     ------     ------    -------    -------
Income (loss) before income taxes and discontinued
  operations................................................     (398)    (1,166)    (5,057)    (3,546)     1,964
Provision for (benefit from) income taxes...................       --       (766)    (1,982)        --      1,423
                                                               ------     ------     ------    -------    -------
Income (loss) from continuing operations....................     (398)      (400)    (3,075)    (3,546)       541
Discontinued operations:
  Income (loss) from discontinued operations (net of income
    tax of $766 in 1998 and $17 in 1999)....................     (325)     1,128         25         --         --
  Gain on sale of discontinued operations (net of income tax
    of $1,965)..............................................       --         --      2,916         --         --
                                                               ------     ------     ------    -------    -------
Net income (loss)...........................................   $ (723)    $  728     $ (134)   $(3,546)   $   541
                                                               ======     ======     ======    =======    =======
Income (loss) per common share from continuing
  operations--basic.........................................   $(0.04)    $(0.04)    $(0.32)   $ (0.35)   $  0.05
Income (loss) per common share from continuing
  operations--diluted.......................................   $(0.04)    $(0.04)    $(0.32)   $ (0.35)   $  0.04
Net income (loss) per share--basic..........................   $(0.08)    $ 0.08     $(0.01)   $ (0.35)   $  0.05
Net income (loss) per share--diluted........................   $(0.08)    $ 0.08     $(0.01)   $ (0.35)   $  0.04

--------------------------------------------------------------------------------
18

Selected consolidated financial data
--------------------------------------------------------------------------------

                                                                             Years ended March 31,
                                                              ----------------------------------------------------
                                                                  1997       1998       1999       2000       2001
------------------------------------------------------------------------------------------------------------------
                                                                                 (In thousands)
(1) Excludes the following stock-based compensation charges:
   Cost of revenues.........................................   $   --     $   --     $   --    $     2     $   60
   Research and development.................................        2         75         23         96        296
   Sales and marketing......................................       --         --         41        451      1,503
   General and administrative...............................       --         --         --         31        510
                                                               ------     ------     ------    -------     ------
                                                               $    2     $   75     $   64    $   580     $2,369
                                                               ======     ======     ======    =======     ======

                                                                                   March 31,
                                                              ----------------------------------------------------
                                                                  1997       1998       1999       2000       2001
Consolidated balance sheet data                               ----------------------------------------------------
                                                                                 (In thousands)
Cash and cash equivalents...................................   $   61     $   --     $  332    $   178     $  989
Working capital (deficit)...................................     (998)      (225)      (957)    (2,090)     1,307
Total assets................................................      632        954      1,895      5,031      7,504
Long-term debt, less current portion........................       --         --         78      1,857      1,795
Total stockholders' (deficit) equity........................     (547)       257        193     (2,727)       228

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES, AND ASSUMPTIONS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

Overview

We provide comprehensive yield-optimization software and services to the semiconductor industry. From 1989 to 1998, we were primarily engaged in the design and manufacturing of automated test equipment. In 1992, we began selling yield analysis and data visualization software embedded in memory analysis test equipment. We sold our hardware business to Credence Systems Corporation in June 1998 to focus our resources on the development and sales of yield-optimization software and services for the semiconductor industry. This sale shifted our focus from hardware to software and related services, significantly altered our revenue mix, and significantly reduced revenues for the year ended March 31, 1999. We have accounted for our hardware business as a discontinued operation.

We license our software products and sell related services through our direct sales force, our exclusive distributor, Canon, and semiconductor equipment
OEMs that bundle our software with their hardware. Direct sales accounted for approximately 54% of our revenues in the year ended March 31, 2001 and indirect sales accounted for 46% of our revenues in the year ended March 31, 2001.

In the past year, we have focused on expanding our international sales. Revenues from international sales amounted to 5%, 13% and 48% in the years ended
March 31, 1999, 2000 and 2001, respectively. We believe that international markets represent a significant growth opportunity for our business and we anticipate that international revenues will increase as a percentage of total revenues in future periods. We plan to further expand our international operations.

We derive revenues principally from software license sales, software maintenance fees and consulting services. We offer two types of licenses: perpetual and time-based. Perpetual licenses have no expiration date, while time-based licenses require renewal. Our software product licenses provide a narrowly-defined subset of features for a given customer. The customer may acquire additional licenses to extend the functionality of our products as its technologies and facilities change or if it wishes to use additional features of our software for its production process. Our licenses usually limit the number of people who can use the software at a given time. Historically, most of our revenues have come from the sale of perpetual licenses, although we expect to derive more revenues from time-based licenses in the future.

Revenues from software licenses are recognized upon execution of a binding agreement and delivery of the software, provided that: the fee is fixed and determinable; vendor-specific objective evidence exists to allocate a portion of the total license fee to any undelivered elements of the arrangement; collection is probable; there are no remaining obligations by us; and the agreement does not contain customer acceptance clauses. If customer acceptance clauses exist, revenues are recognized upon customer acceptance.

For perpetual licenses with multiple obligations (e.g., deliverable and undeliverable products, post-contract support and other services), we allocate revenues to the undelivered element of the contract

--------------------------------------------------------------------------------
20

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

based on objective evidence of its fair value. This objective evidence is the sales price of the element when sold separately or the renewal rate specified in the agreement for licensing arrangements with terms of one year or greater that include post-contract customer support and software updates. We recognize revenues allocated to undelivered products when the criteria for software license revenues set forth above are met. Revenues from time-based software licenses are recognized ratably over the period of the licenses.

Software maintenance revenues are recognized ratably over the term of the maintenance period, which is generally one year. Our software maintenance includes product maintenance updates, Internet-based technical support and telephone support. Revenues derived from our consulting services are recognized as the services are performed.

We also derive revenues from the sale of software licenses, maintenance and post-contract support services through our Japanese distributor, Canon. Revenues from sales made through this distributor are recognized when the distributor has sold software licenses or service to its customers. Revenues from maintenance and post-contract support services sold through the distributor are recognized ratably over the contract period.

Amounts invoiced to our customers in excess of recognized revenues are recorded as deferred revenues. The timing and amounts invoiced to customers can vary significantly depending on specific contract terms and can therefore have a significant impact on deferred revenues in any given period. Historically, we have had no material order backlog.

Due to the nature of our sales cycle, a relatively small number of customers has accounted for a large portion of our revenues in each of the past three fiscal years and the composition of our major customers has changed from year to year. We had four customers that individually accounted for at least 10% of our revenues in the years ended March 31, 1999 and 2001 and three customers that accounted for at least 10% of our revenues in the year ended March 31, 2000. In the aggregate, these customers accounted for 77%, 44% and 74% of our revenues in the years ended March 31, 1999, 2000 and 2001, respectively.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

Results of operations data

The following table sets forth income statement data for the periods indicated as a percentage of total revenues.

                                                                  Years ended March 31,
                                                              ------------------------------
                                                                  1999       2000       2001
--------------------------------------------------------------------------------------------
Revenues:
  Software licenses.........................................     30%        82%        81%
  Consulting services, maintenance and other................     70%        18%        19%
                                                                ---        ---        ---
    Total revenues..........................................    100%       100%       100%
                                                                ---        ---        ---
Cost of revenues:
  Software licenses.........................................      1%         0%         1%
  Consulting services, maintenance and other................     41%         7%         7%
                                                                ---        ---        ---
    Total cost of revenues..................................     42%         7%         8%
                                                                ---        ---        ---
Gross margin................................................     58%        93%        92%
                                                                ---        ---        ---
Operating expenses:
  Research and development..................................      *         79%        26%
  Sales and marketing.......................................      *         60%        15%
  General and administrative................................    683%        27%        17%
  Stock-based compensation..................................     43%        16%        18%
    Total operating expenses................................      *        182%        76%

Income (loss) from operations...............................     (*)       (89)%       16%

----------

*  Greater than 1,000%

Comparison of years ended March 31, 2001 and 2000

Revenues

Total revenues increased 262% to $13.4 million for the year ended March 31, 2001 from $3.7 million for the year ended March 31, 2000. Of this increase, approximately 81% was due to a rise in software license revenues, primarily from sales of our YIELDIRECTOR products first introduced for sale in the second half of the year ended March 31, 2000. Product sales in the years ended March 31, 2001 and 2000 were highly concentrated, with 74% of total revenues in the year ended March 31, 2001 coming from four customers and 44% of total revenues in the year ended March 31, 2000 coming from three customers. The remainder of the increase in revenues was due to software maintenance contracts recognized ratably over the contract term and increased consulting activities.

Gross margin

As a percentage of revenues, gross margin remained relatively unchanged at 92% for the year ended March 31, 2001 compared to 93% for the year ended March 31, 2000. Gross margin has been and will continue to be affected by a variety of factors, the most important of which is the relative mix of revenues among software licenses, maintenance fees and consulting services.

Research and development

Research and development expenses represented 26% of revenues in the year ended March 31, 2001 compared to 79% of revenues in the year ended March 31, 2000. Actual costs increased to $3.4 million for the year ended March 31, 2001 from $2.9 million for the year ended March 31,

--------------------------------------------------------------------------------
22

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

2000. This increase is primarily attributable to the hiring of additional software engineers and technical staff. Salaries and benefits of research and development engineers represent the single largest component of our research and development expenses. With the planned ongoing expansion of our research and development staff, we expect research and development costs to continue increasing in future periods.

Sales and marketing

Sales and marketing expenses represented 15% of revenues in the year ended
March 31, 2001 compared to 60% of revenues in the year ended March 31, 2000. Actual costs declined slightly to $2.1 million for the year ended March 31, 2001 compared to $2.2 million for the year ended March 31, 2000. This was primarily due to the increase in sales through Canon, the effect of which was partially offset by increased travel, trade shows and advertising expenses. We anticipate that sales and marketing expenses will increase in absolute dollars as we continue to expand our sales and marketing departments, target new customers for our technologies, further develop brand name recognition for our products and establish international sales and marketing offices.

General and administrative

General and administrative expenses represented 17% of revenues in the year ended March 31, 2001 compared to 27% of revenues in the year ended March 31, 2000. Actual costs were $2.3 million for the year ended March 31, 2001 compared to $1.0 million for the year ended March 31, 2000. This absolute increase was primarily due to staff increases, including the hiring of a new chief financial officer, and an increase in professional fees. General and administrative expenses in 2001 also included $670,000 in costs incurred in connection with our preparation for an initial public offering that we delayed for several months. In 2001, we incurred expenses totalling $647,000 in connection with potential acquisitions that were evaluated in the fiscal year but were ultimately not consummated, offset by proceeds from a termination fee of $547,000 related to one of the acquisitions. We anticipate that we will incur significant absolute increases in general and administrative expenses in the future as we continue to expand our operations as a public company.

Stock-based compensation

Stock-based compensation expenses increased to $2.4 million in the year ended March 31, 2001 from $580,000 in the year ended March 31, 2000. This increase was due to the issuance of stock options at less than their deemed fair market value and the release from escrow of shares issued in connection with the acquisition of Yield Management Associates (YMA) in February 1999. As a result of this transaction, we recorded non-cash expenses of $1.3 million and $351,000 for the years ended March 31, 2001 and 2000, respectively. The stock-based compensation charges recorded in the year ended March 31, 2001 for the issuance of stock options will be amortized on an accelerated basis over the next four years. Accordingly, we expect stock-based compensation charges to decrease in future periods.

Interest expense and other income, net

Interest expense declined to $190,000 in the year ended March 31, 2001 from $248,000 in the year ended March 31, 2000.

Provision for (benefit from) income taxes

Our effective tax rate for the years ended March 31, 2001 and 2000 was 72.5% and 0%, respectively. The provision for income taxes for the year ended March 31, 2001 reflects the non-deductibility for income tax purposes of stock-based compensation and amortization of intangible assets. The effective rate for the year ended March 31, 2001 is based on statutory federal and state tax rates net of the

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

estimated realization of deferred tax assets. In the year ended March 31, 2000 we incurred an operating loss for which we have recorded a valuation allowance for the full amount of our net deferred tax assets, as the future realization of the tax benefit was not likely as of March 31, 2000.

Comparison of years ended March 31, 2000 and 1999

Revenues

We recognized revenues in the amount of $3.7 million for the year ended
March 31, 2000 compared to $148,000 for the year ended March 31, 1999. Of this increase, 84% was due to a rise in software license revenues, primarily attributable to the sale of software licenses for YIELDIRECTOR products in the second half of the year. The balance of this increase was due to increased consulting activities associated with the acquisition of YMA in February 1999 and the sale of maintenance contracts during the year.

Gross margin

Gross margin increased to 93% of total revenues in the year ended March 31, 2000 from 58% in the year ended March 31, 1999. This was primarily due to the significant increase in software license revenues.

Research and development

Research and development expenses increased to $2.9 million for the year ended March 31, 2000 from $2.5 million for the year ended March 31, 1999. This increase was largely due to the hiring of additional engineers. Research and development activity during this period included the completion of YIELDIRECTOR and continued enhancement and development of our existing and new products.

Sales and marketing

Sales and marketing expenses increased to $2.2 million for the year ended March 31, 2000 from $1.6 million for the year ended March 31, 1999. This increase was primarily due to the hiring of additional sales and marketing personnel and increased marketing activities, travel and trade shows.

General and administrative

General and administrative expenses remained constant at $1.0 million for the years ended March 31, 2000 and 1999.

Stock-based compensation

Stock-based compensation increased to $580,000 in the year ended March 31, 2000 from $64,000 in the year ended March 31, 1999. This increase was due to the issuance of stock options at less than their deemed fair market value and the quarterly release from escrow of shares issued in connection with the YMA acquisition completed in February 1999.

Interest expense and other income, net

Interest expense increased to $248,000 in the year ended March 31, 2000 from $48,000 in income for the year ended March 31, 1999. This increase was the result of issuing $320,000 in notes payable and obtaining $100,000 in additional capital lease financing in the year ended March 31, 2000. We also issued warrants to acquire shares of our common stock to the holder of $320,000 in notes payable. The $229,000 in imputed value of the warrants is being amortized as a financing charge over the term of the loans.

--------------------------------------------------------------------------------
24

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

Provision for (benefit from) income taxes

Our effective tax rate for the years ended March 31, 2000 and 1999 was 0% and (39.2%), respectively. In the year ended March 31, 1999, the benefit from income taxes was offset entirely by income taxes from the gain on the sale of discontinued operations.

Income from discontinued operations

In June 1998, we sold the net assets and operations of our hardware business to Credence Systems Corporation for approximately $8.0 million, which resulted in an after-tax gain of $2.9 million in the year ended March 31, 1999.

Quarterly results of operations

The following table sets forth our unaudited quarterly results of operations for the eight quarters ended March 31, 2001. You should read the following table in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus. We have prepared this unaudited information on the same basis as our audited consolidated financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                                                      Three months ended
                              ---------------------------------------------------------------------------------------------------
                               June 30,    Sept. 30,    Dec. 31,      Mar. 31,    June 30,    Sept. 30,    Dec. 31,      Mar. 31,
                                   1999         1999        1999          2000        2000         2000        2000          2001
---------------------------------------------------------------------------------------------------------------------------------
Revenues....................  $    244    $     863    $    957     $   1,640    $  1,927    $   3,297    $  3,751     $   4,444
Cost of revenues............        62           62          64            80         161          200         534           154
                              --------    ---------    --------     ---------    --------    ---------    --------     ---------
Gross profit................       182          801         893         1,560       1,766        3,097       3,217         4,290
Operating expenses:
  Research and
    development.............       673          679         765           805         951          757         831           908
  Sales and marketing.......       574          541         553           561         509          551         493           512
  General and
    administrative..........       212          220         218           353         477          382         964           512
  Stock-based
    compensation............       101           90         159           230         704        1,127         276           262
                              --------    ---------    --------     ---------    --------    ---------    --------     ---------
  Total operating
    expenses................     1,560        1,530       1,695         1,949       2,641        2,817       2,564         2,194
                              --------    ---------    --------     ---------    --------    ---------    --------     ---------
Operating income (loss).....    (1,378)        (729)       (802)         (389)       (875)         280         653         2,096

Interest expense and other
  income, net...............       (21)         (68)        (73)          (86)        (71)         (40)        (29)          (50)
                              --------    ---------    --------     ---------    --------    ---------    --------     ---------
Income (loss) before tax....    (1,399)        (797)       (875)         (475)       (946)         240         624         2,046
Provision for (benefit from)
  income taxes..............        --           --          --            --        (685)         174         452         1,482
                              --------    ---------    --------     ---------    --------    ---------    --------     ---------
Net income (loss)...........  $ (1,399)   $    (797)   $   (875)    $    (475)   $   (261)   $      66    $    172     $     564
                              ========    =========    ========     =========    ========    =========    ========     =========

Over the eight quarters presented, our quarterly revenues grew to $4.4 million for the quarter ended March 31, 2001 from $244,000 for the quarter ended
June 30, 1999. The growth over this period was the result of increased sales of software licenses for the YIELDIRECTOR family of products and increased maintenance and consulting fees.

Gross margin increased to 97% for the quarter ended March 31, 2001 from 75% for the quarter ended June 30, 1999. This increase was primarily due to a rise in total software license revenues,

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

which have a lower cost in comparison to revenues generated from consulting services. Gross margin has been affected by a variety of factors, the most important of which is the relative mix of revenue among software licenses, maintenance fees and consulting services.

Operating expenses increased on a quarterly basis in absolute dollars but decreased as a percentage of revenues to 49% for the three months ended
March 31, 2001. General and administrative expenses for the three months ended December 31, 2000 includes a charge of $670,000 for costs incurred from a delayed initial public offering.

Liquidity and capital resources

We have financed our operations and funded our capital expenditures since inception by cash generated from operations, $8.0 million in proceeds from the sale of our hardware business, and proceeds of $1.5 million from the issuance of a convertible debenture.

Net cash provided by operating activities for the year ended March 31, 2001 was approximately $2.0 million, compared to net cash used in operating activities of approximately $1.7 million and cash provided by operating activities of $1.3 million for the years ended March 31, 2000 and 1999, respectively. In the year ended March 31, 1999, approximately $3.2 million of cash was provided by discontinued operations. This increase in cash flow from operations for the year ended March 31, 2001 was primarily due to the increased revenues which led to profitability before stock-based compensation, offset by an increase in net accounts receivable and a decrease of deferred revenues.

Net cash used in investing activities was $870,000, $48,000 and $916,000 for the years ended March 31, 2001, 2000 and 1999, respectively. Our investing activities consisted primarily of equipment purchases for research and development and loans and other payments made in connection with acquisition activities.

In the year ended March 31, 2001, we used $272,000 in financing activities, primarily to repay our notes payable, line of credit and to make payments on capital lease obligations. Financing activities provided us with net proceeds of $1.6 million in the year ended March 31, 2000. These proceeds consisted principally of $1.5 million from the issuance of a convertible debenture by our subsidiary, Heuristic Physics Laboratories, and $595,000 in other loan proceeds, offset by loan and capital lease repayments of $251,000 and the repurchase of common stock for $244,000.

We are currently not in compliance with certain non-financial covenants of the $1.5 million secured convertible debenture issued by our subsidiary to Applied Materials, and as a result Applied Materials may declare all outstanding obligations under the debenture immediately due and payable. We recently obtained a one-year loan commitment to provide us with $1.5 million in the event that we are required to repay the debenture.

We believe that our existing cash and credit facilities combined with cash we expect to generate from operations, will be sufficient to meet our capital requirements through the next twelve months. However, we could be required or could choose to raise additional capital during the next twelve months. Our future capital requirements will depend on many factors, including the rate of revenue growth, profitability, extent of spending to support research and development programs, expansion of sales and marketing and administrative activities, introductions of new products and product enhancements and market acceptance of our products.

--------------------------------------------------------------------------------
26

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS
No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. In July 1999, the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No.133", which deferred the effective date of SFAS No.133 until the first fiscal year beginning after June 15, 2000. Because we do not currently hold any derivative instruments and do not engage in hedging activities, the adoption of SFAS No. 133 is not expected to have a material impact on our financial position, results of operations or cash flows.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISKS

Our sales are denominated in US dollars and, as a result, we feel we have relatively little exposure to foreign currency exchange risk with respect to revenues. However, our fully owned international subsidiary's books and records are maintained in the local currency. As a result, the subsidiary's financial statements are remeasured into US dollars using a combination of current and historical exchange rates. Exchange rate fluctuations are recorded as gains and losses in interest and other income. The foreign currency transaction gains and losses were not significant in any of the periods presented.

We are exposed to interest rate risk on existing floating rate debt and on additional debt financing that may be needed periodically for the capital expenditures associated with our capital expansion. The interest rate that we will be able to obtain on debt financing will depend on market conditions at that time, and may differ from the rates we have secured on our current debt. Our cash and cash equivalents consist of cash and highly liquid money market instruments with original or remaining maturities of 90 days or less. Because of the short maturities of these instruments, a sudden change in market interest rates would not have a material impact on the fair value of the portfolio but it may cause the amount of income we derive to vary significantly from period to period. We would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rate.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Business

OVERVIEW

We provide yield-optimization software that enables semiconductor companies to enhance the efficiency of the semiconductor production process. Our products include a flexible software platform supported by over 600 software modules that allow our customers to accelerate the process in which they identify, measure and correct sources of failure in the production process. By accelerating this learning and corrective process, we enable our customers to recognize the higher levels of revenue and profitability that are typically associated with the early part of a new semiconductor product cycle. Identifying production failures early in a semiconductor product cycle also permits our customers to improve the quality of their products, reduce production costs and meet volume production requirements in a timely manner.

INDUSTRY BACKGROUND

Growth of the semiconductor market

According to Dataquest's May 2001 report, worldwide semiconductor device revenue is expected to grow at an average rate of 15% annually from 1999 through 2004, growing from $171 billion in 1999 to $347 billion in 2004. The proliferation of electronic products that incorporate semiconductor devices, commonly known as integrated circuits, or ICs, or "chips", is driving the growth in the worldwide market for semiconductors. The broad range of products that use these chips include personal computers, mobile phones, Internet appliances, video game consoles, and high-speed networking and communications products.

Trends in the semiconductor industry

There are several trends that are affecting the semiconductor industry and the process for designing and manufacturing semiconductors. First, semiconductor designs are becoming increasingly complex as smaller geometries are used in the design process, such as the evolution to line widths of 0.13 micron and below, and as new materials are used, such as silicon-on-insulator or copper. In addition, semiconductor complexity is also accelerating as more functionality is incorporated on a single chip, such as systems-on-a-chip, and as more complex fabrication processes are introduced to the industry. Second, as product lifecycles become increasingly shorter, semiconductor companies are challenged to reduce the time to market for their products. Third, the disaggregation of the semiconductor industry into new subsectors, each focusing on individual stages of semiconductor production, such as design, fabrication and test, has increased the challenges of coordination among the various stages and providers in the semiconductor production process.

The semiconductor production process

The semiconductor production process can be grouped into three broad stages: design, fabrication and test. The first stage of the production process is the design of a semiconductor, which entails the layout of circuit components and interconnections within a defined area. A typical semiconductor design represents millions of microscopic circuit components and interconnections all within the size of a square centimeter. For a semiconductor design to work properly, all of the circuitry and interconnections must be designed with exact precision.

Fabrication is the second stage of the production process and consists of hundreds of individual steps where patterns are formed on a wafer and transistors are created and connected to form the desired electronic circuitry of the semiconductor. The success of the wafer fabrication process is often dependent on the quality and accuracy of the design and the ability of the manufacturer to properly implement the design onto a wafer. Within the wafer fabrication process, there are several instances

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where the manufacturer is able to conduct measurements and inspections on the wafer to determine whether the semiconductors are being manufactured properly and whether they are working as intended. Measurement and analysis is crucial to the semiconductor production process and early detection of problems can result in significant savings.

The third stage of the production process consists of testing for defects and reliability and performing failure analysis. Testing includes both the testing of the wafer after production, and the testing of individual semiconductors after the wafer is diced into individual chips.

Semiconductor fabrication costs

According to Dataquest, the cost of a state-of-the-art semiconductor fabrication facility grew from approximately $200 million in 1983 to $1.8 billion in 1999. Further, Dataquest estimates that there are more than 200 state-of-the-art fabrication facilities in operation worldwide, with over $108 billion of production equipment installed in these facilities. Dataquest also forecasts that worldwide semiconductor production equipment spending by semiconductor companies will grow from $34.6 billion in 1999 to $72.8 billion in 2004 for a compound annual growth rate of 16%. Given the substantial capital requirements for a semiconductor fabrication facility, a high level of production efficiency is essential for semiconductor manufacturers to maximize the return on their invested capital.

The importance of "yield"

The efficiency of the semiconductor production process is commonly characterized in terms of "yield", which is the percentage of properly functioning devices produced at each stage in the production process. Each new semiconductor design is characterized by a unique production yield learning curve. Initial yields are typically low, but often improve over time due to "yield learning", which is the process of identifying defects and their causes and resolving the underlying problems. Since sales prices and profit margins are typically much higher in the early part of a new semiconductor product cycle, a small acceleration of the semiconductor production process yield learning curve can have a meaningful impact on a semiconductor company's revenue and profitability. For example, a typical wafer fabrication facility can produce 30,000 wafers per month. Assuming that each wafer generates $3,000 in revenue, a hypothetical 1% yield improvement translates to $900,000 a month in incremental revenue, of which the majority represents profit due to the fixed costs of the fabrication facility.

As the product matures, it is also important to monitor and maintain yield on an ongoing basis to maximize production efficiency. In addition, in a volatile market environment where capacity utilization rates fluctuate, yield improvement always remains important, as manufacturers strive to improve efficiencies and costs during such times. Given the costs of a semiconductor fabrication facility and the economics of production efficiency, the rate of yield learning is a competitive differentiator for every semiconductor company.

Factors that affect yield

There are thousands of factors that may affect yield in the semiconductor production process. These factors are attributed to flaws or deficiencies in the design, fabrication and test stages, and are commonly characterized as random or systematic failures. Random failures are typically caused by defects introduced in the fabrication process, such as airborne contamination in a clean room, whereas systematic failures can be attributed to any non-random source, including equipment or environmental changes, design sensitivity, material defects and many others. As semiconductors become increasingly complex, more and more previously unseen factors are affecting yield and impeding the manufacturers' ability to identify and analyze them.

In order to identify the factors that affect yield, semiconductor companies must collect and analyze an immense amount of data that is generated throughout the semiconductor production process, often

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from multiple worldwide locations. In any semiconductor fabrication facility, there are likely to be as many as 50 different sets of data produced, frequently in as many different formats, with tens of thousands of individual parameters that need to be tracked. While this data provides important clues regarding yield enhancement, the efficient collection and analysis across the various data sets is a substantial challenge for the semiconductor industry.

Yield management vs. yield optimization

Although semiconductor companies understand the critical importance of yield analysis, and have spent considerable time and money to improve yield, most do not have the expertise to develop integrated and comprehensive yield-optimization software tools. Currently, most semiconductor companies have internal departments engaged in yield analysis and improvement. To support their activities, these internal departments usually develop software tools themselves on a case-by-case basis or use software tools provided by semiconductor equipment OEMs. These software tools are typically oriented toward the measurement of yield statistics in the fabrication process, ignoring the design stage, which often has a significant impact on overall yield. In addition, these software tools are typically not capable of collecting a large amount of valuable data and are not effective in correlating data from the different production stages that, when properly analyzed and viewed together, can provide critical information for yield optimization. Therefore, we believe that while most semiconductor companies are somewhat effective in "yield management", which consists of measuring yield data in the fabrication process and managing this information reactively, they are often ineffective in efficient yield optimization.

Market opportunity for yield-optimization solutions

We believe that a significant market opportunity exists for "yield-optimization" software solutions that can gather and analyze the data that is created during the design, fabrication and test stages of the semiconductor production process. While yield improvements can be realized at each individual stage of the production process, optimal efficiency is obtained through the analysis of yield-related data across all stages of the production process. To optimize yield, comprehensive software tools are required to predict, identify and analyze discrete repetitions, commonalities and correlations to isolate the source of production failures throughout the production process. Real-time monitoring and controls must also be put in place so that future problems can be identified as early as possible in the production process. Given the substantial costs of developing and maintaining internal yield-optimization technologies, and the accelerating trend toward industry specialization, we believe that integrated third-party yield-optimization software solutions will become increasingly important.

Our solution

We provide yield-optimization software solutions that enable semiconductor companies to enhance the efficiency of the semiconductor production process. By identifying production failures throughout a semiconductor product cycle, we enable semiconductor companies to improve and maintain production yields, which equates to improved time-to-market and increased revenues and profitability. Our yield-optimization software integrates data sets from the design, fabrication and test stages of the semiconductor production process, and enable semiconductor companies to: synthesize that data into a unified format for analysis; analyze the data to suggest yield enhancements that can be made throughout the entire production process; and allow the user to view and manipulate the information through a user-friendly interface. With this information, the semiconductor production process can be modified to avoid or minimize the factors that limit yield.

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The principal features of our yield-optimization software solutions are the following:

ROBUST SOFTWARE PLATFORM WITH FLEXIBLE MODULAR ARCHITECTURE. Our products are based on a proprietary software platform that is compatible with industry-standard hardware and software and can be expanded with minimal customization. Our software applications are designed in modules that can be purchased individually or in groups that, together with our platform or on a stand-alone basis, provide a flexible solution to our customers' needs.

POWERFUL DATA EXTRACTION AND INTEGRATION CAPABILITY. Our products are capable of extracting data from our customers' existing design, fabrication, and test systems regardless of data format or source. The data is subsequently integrated into a unified format that incorporates a high level of detail.

INTEGRATED ANALYSIS OF ENTIRE SEMICONDUCTOR PRODUCTION PROCESS. Our integrated yield-optimization approach enables users to analyze data across the entire semiconductor production process, which includes the design, fabrication and test stages. Users can then assess the efficiency and yield at each stage of the production process and analyze the effects that changes to one stage have on others. Our software is also capable of accommodating users' requests for new analyses and correlation studies, as well as new or modified data types.

The principal benefits of our yield-optimization solution to our customers are the following:

ENABLE ACCELERATED YIELD LEARNING. Our products enable semiconductor companies to accelerate the process in which they identify and measure sources of failures in the semiconductor production process, and in turn resolve the underlying problems in a timely manner. By identifying production failures early in a semiconductor product cycle, semiconductor companies are better positioned to recognize the higher levels of revenue and profitability that are typically associated with the early part of a new semiconductor product cycle.

ENHANCE QUALITY IMPROVEMENTS AND REDUCE PRODUCTION COSTS. Our products enable semiconductor companies to identify production defects and, through the changes that they make, to improve the quality of their semiconductors and the process in which they are produced. In addition, by identifying failures early in the production process, our customers are able to avoid expending incremental resources on already faulty wafers, thereby reducing total manufacturing costs.

OPTIMIZE VOLUME PRODUCTION. Our products enable semiconductor companies to meet their volume production schedules in a timely manner by more efficiently identifying the sources of production failure. By accelerating the yield learning curve at an early stage of the production process, our customers are able to minimize initial production inefficiencies and implement optimal production methodologies.

Our strategy

Our objective is to establish our integrated yield-optimization software solutions as the standard in the semiconductor industry. Key elements of our strategy include the following:

ESTABLISH TECHNOLOGICAL LEADERSHIP. We believe that establishing and enhancing our leadership position in yield-optimization technology will be a key factor in attracting and retaining our customers. As a result of our reputation for innovative and comprehensive solutions, we have had the opportunity to work with semiconductor companies to improve yield in advanced and complex production processes. We plan to capitalize on this experience by increasing our substantial commitment to research and development to design next-generation yield-optimization software. For example, while we continue to develop increased functionality for our yield-optimization products for the detection of errors and flaws in the production process, we have also begun the development of software that will implement corrective measures in the production process to address these problems.

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TARGET SOLUTIONS TOWARDS THE FABLESS MARKET. We plan to leverage our flexible platform and modular technology to further penetrate the rapidly growing fabless semiconductor market. We believe that our solution provides considerable value to fabless companies who are able to use our software platform to modify their designs to avoid or minimize the factors that limit yield. These companies will be better able to correct designs prior to submitting them to the fabrication facility thereby improving both their costs and time to market.

LEVERAGE OUR CUSTOMER BASE. In addition to actively pursuing new customers, we plan to increase our sales to existing customers by expanding our product penetration within each customer and by selling them additional products. Our customers usually come to us for assistance with a discrete yield-improvement goal. Once established, these existing customer relationships provide substantial opportunities for us to display and sell our yield-optimization software for use in other aspects of the semiconductor production process. In addition, we are continually designing new products that enhance or add services and applications to our existing platform. Our sales professionals maintain strong relationships with our existing customers in order to better anticipate their needs and focus their sales efforts to increase the products and services sold to each account. We intend to continue to develop a sales organization that specifically targets these larger accounts to ensure that their needs are met and that our new products are marketed effectively.

ENHANCE MARKETING EFFORT IN THE SEMICONDUCTOR INDUSTRY. We plan to increase our marketing efforts to enhance our presence within the semiconductor market. We believe that the two most important components to enhancing our reputation are the strengthening of our relationships with key semiconductor equipment
OEMs and increasing the size and scope of our distribution network. We believe that this public offering will not only strengthen our financial credibility, but will also help to promote our name.

PURSUE STRATEGIC ALLIANCES AND ACQUISITIONS. We continually evaluate opportunities that will enhance our ability to build our customer base, add technical expertise and leverage our existing yield-optimization software solutions. We believe there will be numerous opportunities for consolidation within our industry and, where appropriate, may seek to acquire the operations of other market participants who can provide complementary products, technologies, services, or customers.

PRODUCTS AND TECHNOLOGY

Our software and its underlying technology have evolved over the last seven years on the principle that every step of the semiconductor production process affects yield. By focusing on all three stages of the semiconductor production process, we are able to assist customers in optimizing yield at individual steps in the production process as well as across the production process as a whole.

Our integrated yield-optimization solution consists of a software platform called YIELDIRECTOR, and over 600 software modules, which are sold individually or in pre-configured groups. We license our YIELDIRECTOR platform as a standalone product or with a pre-configured group of software modules called the YIELDIRECTOR Standard Configuration. In addition, we license other pre-configured software modules, such as our Physical Design Analysis ("PDA") Standard Configuration or our Navigator Standard Configuration. Customers may license the PDA or Navigator Standard Configurations as standalone products or in conjunction with the YIELDIRECTOR platform.

YIELDirector platform

YIELDIRECTOR is the software platform that provides the infrastructure for our yield-optimization solutions. This platform is responsible for integrating data from throughout the semiconductor production process into a database where it can be automatically accessed for visualization, data

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analysis, correlation, charting and reporting. The YIELDIRECTOR software platform is the framework on which our software modules, as well as third-party modules, can be integrated.

The YIELDIRECTOR software platform utilizes an advanced data structure and extensive data filtering functionality that enables data types to be added or modified without resorting to extensive database reconstruction. New data types or attributes can be added using simple configuration procedures, while data filters can control the query and retrieval processes using the new attributes. Reconfigurable analysis engines can also process the new attributes if the new data types are specified for calculation. In addition, new analysis engines may be integrated into the platform to apply altogether new analysis capability on the new and existing data types.

The user interface for YIELDIRECTOR is YIELDXPLORER, which provides consistent and intuitive access to all system functions via an interactive browser, based on point-and-click control windows. This user interface can be easily customized according to the needs, expertise and security level of each individual user.

Standard software modules

We have developed over 600 software modules that support a wide variety of functionality, including visualization, data analysis, correlation charting, data importation, automation and reporting. Examples of these modules include WAFERVIEW, for displaying semiconductor wafer maps, IMAGEVIEW, for displaying defect images, and flow-analysis modules such as equipment commonality analysis, wafer zonal analysis and data mining. Most of our modules are designed to run solely on our YIELDIRECTOR platform while others can run on the platform or independently.

YIELDirector Standard Configuration

The YIELDIRECTOR Standard Configurations consist of a set of our software modules configured to perform specific types of yield-optimization analysis. Since these standard products are simply pre-defined configurations, they can be easily upgraded and expanded as requirements change, allowing the user a great deal of flexibility and customization.

PARAMETRIC YIELDIRECTOR. This product provides a comprehensive system for analysis and investigation of factors that affect yield in the context of semiconductor design and process parametric sensitivity. Parametric sensitivity is a measure of how much the yield and the performance of the finished semiconductor depends on normal variations in the fabrication process, such as equipment variations. This is important for setting specification limits for process variations, while simultaneously improving the design to reduce sensitivity to variations.

MEMORY YIELDIRECTOR. This product helps accelerate yield learning and problem solving for the manufacturing of advanced semiconductors. While it is difficult to identify and locate defects in logic chips, defects in memory chips can be easily identified and traced to a precise location. For this reason, logic device manufacturers frequently produce memory devices to help diagnose potential yield problems in the production of logic chips. This product also automates the analysis of fabrication and test data for all types of memory devices, as well as logic chips with embedded memories. Using specially developed analysis algorithms, this system automatically classifies failed bitmaps into failure patterns, or signatures. These signatures are then correlated to defect inspection data to identify the root causes of the failure. Defined by the device layout, the failure signatures can also be used to immediately indicate the process step(s) at which a problem has occurred, even without corresponding defect data.

DEFECT YIELDIRECTOR. This product provides a comprehensive analysis program for monitoring fabrication processes using defect data. Most fabrication facilities perform in-line defect measurements at multiple steps in the process. Optical scans are performed on product wafers to identify defects in

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the pattern. The overall number of defects is used for statistical process control. However, the inspection tools collect additional data, such as location and size of defects that can be used for more in-depth yield analysis. Accepting all common in-line defect measurement files, defect images and defect classification data, DEFECT YIELDIRECTOR generates valuable process information about the causes and effects of defects.

Physical Design Analysis Standard Configuration (PDA)

The PDA suite of products approaches yield improvement through analysis of the layout, or physical design of the semiconductor, and through the understanding of how the layout affects product yield. We believe that the use of our PDA products provides our customers with new software tools for reducing physical-design-based factors that affect yield, potentially improving time to market. Although the PDA products are offered as stand-alone software tools, they can also interface with the YIELDIRECTOR platform.

YIELDPROJECTOR. This product uses defect distribution and critical area analysis to predict yield loss caused by random defects. By relating defect density to a specific device layout, YIELDPROJECTOR estimates the effects that random defects have on the device's yield performance. Through the comparison of various layout options, YIELDPROJECTOR allows new designs to be optimized for immunity to random defects. In addition, the yield prediction capabilities of YIELDPROJECTOR can also be used to improve capacity planning for fabrication facilities.

SAFARI. This product generates lists of actual physical faults and automatically determines their behaviors for regular arrays based on circuit layout, test patterns and defect distributions. Some of the key applications for SAFARI are the identification of all probable failures and the reduction of testing time.

REFLEX. This product identifies realistic faults based on the layout of digital logic chips. The resulting fault list is used for effective test pattern generation, realistic test quality evaluation and failure analysis for digital logic chips.

LAYOUTVIEW. This product displays semiconductor physical layout information. In addition, cross-sectional layer models may be defined to assist in layout tracing and analysis. LAYOUTVIEW also allows users to highlight selected circuit connections and manipulate layer views.

Navigator Standard Configuration

Identifying the physical defect responsible for electrical test failures is an important yield improvement activity. Physical failure analysis involves a combination of de-processing techniques and imaging technologies. Each of the NAVIGATOR products are capable of driving all industry-standard imaging and failure analysis tools, including scanning electron microscopes, focused ion beams, optical review stations and multi-beam systems. The NAVIGATOR products enable detailed visualization and intuitive, high accuracy navigation of advanced imaging equipment from any level of the chip, including layout, wafer or bitmap. The NAVIGATOR products are sold directly to end-users and to semiconductor equipment OEMs to be bundled with their failure analysis equipment. The NAVIGATOR products can operate on a stand-alone basis or interface with the YIELDIRECTOR platform.

DEFECT NAVIGATOR. This product is configured to accept defect data from fabrication inspection equipment for systematic review, analysis and visual observation of the defects, while remotely navigating the review station using an interactive wafer map display. DEFECT NAVIGATOR consists of a data file converter, navigational algorithms and two imaging modules: WAFERVIEW for mapping defect locations and IMAGEVIEW for displaying related defect images.

BITMAP NAVIGATOR. This product is a multipurpose viewing and navigation tool that dramatically enhances memory array analysis. BITMAP NAVIGATOR will guide the microscope or scanning electron

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microscope directly to the location of the failed bit so that the failure analysis engineer can detect physical defects. Once the wafer test equipment has stored its resulting failed bitmaps, BITMAP NAVIGATOR translates the files into visual representation for analysis and correlation. The data management structure is optimized for rapid display, easy manipulation and intuitive analysis of faulty memory arrays. BITMAP NAVIGATOR is comprised of a bitmap data converter, navigational algorithms and our BITMAPVIEW display product.

LAYOUT NAVIGATOR. This product targets the failure analysis, design and product engineering community. The failure analysis engineer can identify suspected defect locations on the layout, and LAYOUT NAVIGATOR will guide the microscope to that spot for inspection. This product enables the user to view the device design by process layer and provides statistical results about the design. The user can perform a layer-by-layer inspection or stack the layers to identify areas that may be vulnerable to the specified design. LAYOUT NAVIGATOR is compatible with most scanning electron microscopes.

CONSULTING SERVICES

We provide integrated yield-optimization consulting services that use an interactive and systematic approach for integrating multifunctional disciplines and practices utilized by world-class semiconductor companies to maximize yields. Our consultants provide customers with a high level of yield-optimization expertise thereby enabling customers to make better use of their resources for timely and sustained yield improvements. We provide tailored consulting for specific customer yield problems or yield-optimization opportunities that may include assessment workshops and customer implementation plans.

CUSTOMERS

In the past three years, we have licensed software products or have provided consulting services to more than 30 semiconductor companies either directly or through a distributor. In addition, in the past three years we have licensed software products to three semiconductor equipment OEMs, Agilent Technologies, Credence Systems and Teradyne, that use our products as tools embedded in semiconductor production equipment sold by them. The following semiconductor companies have either purchased our software directly, through a distributor or packaged with third-party semiconductor OEMs' equipment in the years ended March 31, 2001 and 2000:

  Advanced Micro Devices

  Agere

  Applied Micro Circuits

  Atmel

  Chartered Semiconductor Manufacturing

  Cypress Semiconductor

  Dominion Semiconductor

  Fairchild Semiconductor

  FEI Company

  Fujitsu AMD Semiconductor Limited (FASL)

  Fujitsu Microelectronics

  IBM

  Infineon Technologies

  Intersil

  LSI Logic

  Lucent Technologies

  Micronas

  Motorola

  National Semiconductor

  Phillips Semiconductor

  Seagate

  Silicon Storage Technology

  ST Microelectronics

  Toshiba

  Virage Logic

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In the year ended March 31, 2001, sales to Dominion Semiconductor, FASL, Fujitsu
Microelectronics and Toshiba each accounted for 10% or more of our revenues. Sales made under our exclusive distribution agreement with Canon, including sales to FASL and Toshiba, represented approximately 43% of our revenues in the year ended March 31, 2001.

SALES AND MARKETING

We rely on our direct sales force and on our industry partner relationships to penetrate the semiconductor market. Our direct sales efforts have focused primarily on licensing our software products to IDMs, foundries and fabless semiconductor design companies. Our direct sales force operates out of both our headquarters in San Jose, California and our facility in Yerevan, Armenia. As of March 31, 2001, we had 25 sales and marketing employees. We intend to continue to expand our sales force.

Our sales and marketing personnel also focus on developing our relationships with industry partners, which include semiconductor equipment OEMs who bundle our products in their hardware. These joint-marketing relationships provide us with access to the customer bases of these OEMs. We intend to continue to expand our industry partnerships in the future.

In March 2000 we entered into a distribution agreement with Canon Sales Co., under which Canon was appointed as the exclusive distributor of our products in Japan. The distribution agreement does not limit sales of our products to customers located in Japan by semiconductor equipment OEMs. The initial term of the distribution agreement is until March 2003, and it will automatically renew for additional one-year periods until terminated by either party.

We believe enhancing our presence in the semiconductor market is important to our success. We will also use a variety of marketing programs including sales brochures, trade shows and targeted advertising in industry journals to build awareness of our products.

RESEARCH AND DEVELOPMENT

The market for yield optimization is characterized by rapid technological development and product innovation. We believe that timely development of new products and enhancements to existing products are necessary to maintain our competitive position. Accordingly, we devote a significant portion of our human and financial resources to research and development programs and seek to maintain close relationships with customers to remain responsive to their needs.

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The complexity of yield optimization requires expertise in physical IC design and fabrication as well as software development. Today, we employ a staff of software development engineers completely devoted to the development of yield-optimization software products. Our team also encompasses a nucleus of engineers and technicians with extensive education, experience and expertise in the semiconductor domain. Virtually every discipline associated with the lifecycle of an IC is represented at our company, including device physicists, product engineering, yield engineering, failure analysis engineering, fab management, process engineering and testing.

While our corporate headquarters is located in San Jose, California, we also operate out of a facility in the Republic of Armenia. Programmers at this facility author most of our software code. As of March 31, 2001, our technical staff consisted of 94 employees, 78 of whom have graduate degrees, and 15 of whom have PhDs.

COMPETITION

The worldwide market for productivity-enhancement tools and systems for semiconductor companies is highly competitive and characterized by rapidly changing technologies. We face direct competition from semiconductor companies that have developed or have the ability to develop their own proprietary yield-optimization tools and systems, as well as third-party providers of yield-management software and services.

We have found that the tools and systems against which our products and services most commonly compete are those that semiconductor companies have created in-house as part of a specific fabrication process or through a dedicated development group. We must overcome a tendency that some producers may have to resist outside solutions.

The third-party providers that compete in the market for yield-optimization tools are, generally, divisions of larger semiconductor equipment OEMs, such as KLA-Tencor. These companies have greater financial, engineering and manufacturing resources, as well as larger service organizations than us. Furthermore, many such companies have long-standing relationships with the same companies we are targeting because they have sold production equipment to them in the past. Such competitors can be expected to use their extensive resources and relationships within our targeted market to continue improving the design and performance of their existing products. The success of our business or other businesses like ours might prompt such competitors to dedicate further resources to establish significant operational units devoted to producing the same kinds of products that we do. As a result, we must continue to improve existing products, develop new products and protect our innovations through intellectual property laws in order to continue to differentiate our product offering.

We also compete against several companies that focus exclusively on the development and sale of productivity-enhancement software and consulting services. Although we believe our products are more developed than those of our competitors in this segment, several other companies focus on offering productivity-enhancement software at competitive prices, and we must persuade prospective customers that our products and services are the best alternative.

Significant factors in our target market's choice of productivity-enhancement software include its performance, ease of use, reliability, price, compatibility with existing systems, installed base, and technical service and support. While price is an important competitive factor, we believe that customers will choose the most effective productivity software, even if it is more expensive, because of the added profitability of better production yield.

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INTELLECTUAL PROPERTY

Our future success and competitive position depends heavily upon our continued ability to develop new proprietary technology while protecting our existing intellectual property. To protect our products and the underlying technology, and to prevent competitors from using our technology in their products, we use a combination of patents, trade secrets and copyrights. As of May 1, 2001, we held three US patents, and had six US patent applications pending. We have additional patent applications that we are developing internally and may file in the future.

There is no assurance that any of our current or future patent applications will result in patents, and our existing or future patents may be circumvented, declared invalid, or challenged as to scope or ownership. For these and other reasons, we may not realize any competitive advantage from our existing patents and any patents that we may be granted in the future. Furthermore, others may develop technologies that are similar or superior to our proprietary technologies or design around any patents that we may hold. To the extent that others are able to obtain patents that overlap with our technologies or processes, we may be required to license these patents. If we are unable to license these patents or obtain licenses on acceptable terms, we may need to alter our products or discontinue selling them altogether. In addition, we have not secured patent protection in foreign countries and we cannot be certain that the steps we take to prevent misappropriation of our intellectual property abroad will be effective.

Much of our intellectual property has not been patented or is not patentable. Accordingly, we have historically protected our non-patented intellectual property as a trade secret. Trade secret protection is in many ways inferior to patent protection. Others may reverse-engineer our non-patented technologies and lawfully use any underlying technology that is discovered in this process. We typically enter into confidentiality agreements with prospective customers, distributors, and business partners prior to disclosing material proprietary information. These agreements prohibit unauthorized use and disclosure of our trade secrets and other proprietary information. We currently require all of our employees to enter into similar agreements. While we believe that these agreements provide a measure of protection of our intellectual property, they may be declared invalid or unenforceable, or we may not have the resources to seek enforcement in the event of a breach. Additionally, courts only protect trade secrets from misappropriation to the extent that we have taken reasonable steps to protect the confidentiality of these trade secrets. It is possible that a court would find our trade-secret protection practices inadequate and therefore declare portions of our trade secrets unprotected from misappropriation.

We generally rely on US and Armenian copyright law and international treaties for protection of our software source code, software object code, training materials, and user manuals created by our employees. As of March 31, 2001, we have registered 14 copyrights with the US Copyright Office. While US copyright law protects the expression of an idea, it does not protect the idea itself from copying. As a result, others may be able to glean valuable concepts and methods from our copyrighted material and lawfully use these ideas and methods in a competing venture by simply changing the manner of expression. In an effort to protect our software from misappropriation, we do not typically divulge our source code to customers or vendors, although we have on three occasions placed our source code in escrow in connection with certain transactions.

EMPLOYEES

As of March 31, 2001, we employed approximately 33 individuals in the United States and 105 in Yerevan, Armenia. None of our employees are represented by a labor union or are subject to a collective bargaining agreement. We believe that our relationship with our employees is good.

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38

Business
--------------------------------------------------------------------------------

FACILITIES

Our executive offices are currently located in approximately 12,500 square feet of office space in San Jose, California, under a lease that expires in October 2005. We also lease approximately 13,700 square feet of office space for our Yerevan, Armenia operations, under three leases that expire in May 2001, July 2002, and November 2002. We believe that our existing facilities are adequate for our current needs.

LEGAL PROCEEDINGS

In February 2001, we filed an arbitration claim against Teradyne, Inc. alleging that Teradyne has failed to pay us approximately $1.5 million under a software license agreement. Teradyne disputes that it is required to pay this amount under the contract. No revenue related to this dispute has been recorded in the year ended March 31, 2001. This arbitration proceeding is at an early stage and no discovery has commenced. Although we intend to pursue this claim diligently, we cannot be certain of the outcome.

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                                                                              39

--------------------------------------------------------------------------------

Management

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information about our executive officers and directors as of May 22, 2001.

Name                                                         Age            Position
-----------------------------------------------------------------------------------------------------------------------
Y. David Lepejian..................................  40                     President, Chief Executive Officer and
                                                                            Director
Ita Geva...........................................  47                     Vice President, Treasurer and Chief
                                                                            Financial Officer
Brian Duffy........................................  42                     Vice President--Platform Division
Tom T. Ho..........................................  40                     Vice President--Solution Division
Rita Rubinstein....................................  50                     Vice President--Administration & Human
                                                                            Resources and Secretary
Lawrence Kraus.....................................  38                     Vice President--Strategic Marketing and
                                                                            Director
Elias Antoun (1) (2)...............................  44                     Director
Dr. Yervant Zorian (1) (2).........................  45                     Director
Osamu Kano (2).....................................  64                     Director

---------

(1) Member of the compensation committee

(2) Member of the audit committee

Y. DAVID LEPEJIAN is a co-founder of our company and has served as a director and President of our California subsidiary since its formation in 1989. Prior to founding our company, Mr. Lepejian served for four years as an engineer at Xicor, Inc., a programmable semiconductor manufacturing firm.

ITA GEVA has served as Chief Financial Officer since April 2000, initially on a part-time basis and since June 2000, on a full-time basis. From September 1999 to June 2000, Ms. Geva served as Acting Chief Financial Officer at
Faroudja, Inc., a producer of video processing and video image enhancement products. Prior to serving as Acting Chief Financial Officer of Faroudja,
Ms. Geva served as Faroudja's Controller from February 1996 to September 1999 and, prior to that, served as Faroudja's Accounting Manager.

BRIAN DUFFY is Vice President of the Platform Division and is chiefly responsible for overseeing product development. Mr. Duffy has served as Vice President of the Platform Division since March 2001. Prior to that time, Mr. Duffy served as Vice President of Engineering, Vice President of Physical Design Analysis and as a Director of Strategic Marketing. Before joining us in September 1998, Mr. Duffy worked at KLA-Tencor as a Director of Product Planning from March 1996 and as a Senior Manager of Marketing from February 1995 to February 1996.

TOM T. HO joined us in September 1998 and has served as Vice President of the Solution Division since March 2001. Prior to that time, Mr. Ho served as Vice President of Application Services and as a Director of Product Development. From August 1996 to September 1998, Mr. Ho served as a Senior Product Engineering Manager at National Semiconductor where, among other things, he worked to design and implement yield monitoring systems to increase manufacturing efficiency and output. Prior to that, Mr. Ho served as a Senior Product Engineer at Microunity System Engineering from July 1991 to July 1996.

RITA RUBINSTEIN has served as Vice President of Administration & Human Resources since April 1999 and as corporate secretary since July 1999. Ms. Rubinstein also serves as the Vice President of

--------------------------------------------------------------------------------
40

Management
--------------------------------------------------------------------------------

Operations of HPLA, our Armenian subsidiary. Prior to joining us in 1999 as a full-time employee, Ms. Rubinstein served as a human resources and administration consultant. From May 1996 to August 1998, Ms. Rubinstein served as the Vice President of Administration and Human Resources for Caniel, a packaging manufacturing company in Israel. Ms. Rubinstein served in the same capacity from 1993 to May 1996 at Kitan, a textile company also located in Israel.

LAWRENCE KRAUS is a co-founder of our company and has served as a member of our board of directors since our formation in 1989. In February 2001, Mr. Kraus became Vice President of Strategic Marketing. Mr. Kraus previously served as Director of Hardware Development from 1989 to January 1995 and as the Vice President and General Manager of our hardware divisions until their sale to Credence Systems Corporation in June 1998. With the sale of our hardware divisions to Credence, Mr. Kraus joined Credence as a Director of Operations and served in that capacity until February 2001.

ELIAS ANTOUN joined our board of directors in August 2000. Mr. Antoun has served as President and Chief Executive Officer of MediaQ, Incorporated since
February 2000. From March 1998 to January 2000, Mr. Antoun served as Executive Vice President, Consumer Products Division at LSI Logic. Mr. Antoun served as President of LSI Logic K.K., a subsidiary of LSI Logic in Japan from
January 1996 to March 1998. Mr. Antoun previously served as our Chief Financial Officer from September 1989 to December 1990.

DR. YERVANT ZORIAN joined our board of directors in August 2000. Dr. Zorian has served as Vice President and Chief Scientist at Virage Logic Corp. since
June 2000 and as Chief Technology Advisor at LogicVision from November 1996 until June 2000. Dr. Zorian was a Distinguished Member of the Technical Staff at Bell Laboratories, Lucent Technologies from November 1987 until November 1996.

OSAMU KANO joined our board of directors in May 2001. He has served as the president of Innoquest Corporation since July 1991 and has served on the board of directors of Innotech Corporation since June 1991. Previously, Mr. Kano served as a director of LAM Research Corporation from December 1986 until December 1998 and as a director of Altius Solutions, Inc. from January 1997 until October 2000.

CLASSIFICATION OF THE BOARD

Our amended and restated certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result of the staggered board, two directors' terms expire in calendar year 2002, one director's term expires in calendar year 2003, and two directors' terms expire in calendar year 2004.

COMPENSATION OF DIRECTORS

Prior to this offering, our directors did not receive cash compensation for their service as members of the board of directors, although they were reimbursed for reasonable expenses of attending meetings of the board of directors or committees. In April 2001, we granted options to purchase shares of our common stock to Messrs. Antoun and Kano, members of our board of directors. Each of these options is exercisable for up to 50,100 shares at a purchase price of $5.61 per share. After the completion of this offering, each non-employee director will receive $10,000 annually and $500 for attending any meeting of the board of directors or any committee of the board of directors. In addition, commencing at the 2002 annual meeting of our stockholders, non-employee members of the board of directors will receive an annual option grant to purchase up to 7,500 shares of our common stock at an exercise price equal to the fair market value of the stock on the date of grant.

--------------------------------------------------------------------------------

Management
--------------------------------------------------------------------------------

BOARD COMMITTEES

The board of directors has established a compensation committee and an audit committee. The compensation committee, which currently consists of Dr. Zorian and Mr. Antoun, will review and recommend to the board of directors compensation for executive officers, and will administer bonus, incentive compensation and stock option plans. In addition, the compensation committee will consult with our management regarding pension and other benefit plans and compensation policies and practices.

The audit committee, which currently consists of Dr. Zorian and Messrs. Antoun and Kano, will review our financial statements and our system of internal accounting controls, the professional services provided by our independent accountants, and the independence of such accountants. The audit committee also will review such other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or that may be brought to its attention.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

Prior to formation of the compensation committee, the board of directors as a whole made decisions regarding the compensation of executive officers.
Mr. Lepejian, an executive officer, served on our board of directors when it performed functions generally performed by the compensation committee, including determining the compensation of executive officers. For a description of transactions between us and certain of our directors and executive officers, see "Related party transactions" below.

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42

Management
--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal year ended March 31, 2001, the cash compensation paid and shares underlying options granted to our chief executive officer, and the four other most highly compensated employees, other than the chief executive officer, who served as executive officers of the company for part or all of that year and who received annual compensation in excess of $100,000. Mr. Fatemi served as an executive officer of the company until June 2000, at which point he became our Director--Sales & Marketing. These persons are collectively referred to as the "Named Executive Officers."

Summary Compensation Table
--------------------------------------------------------------------------------

                                                                             Annual
                                                                          compensation
                                                              -------------------------------------              Other
Name and principal position                                                      Salary       Bonus    compensation(1)
----------------------------------------------------------------------------------------------------------------------
Y. David Lepejian ..........................................  $                 174,980    $    --    $         7,276
  President and CEO

Brian Duffy ................................................                    140,000     27,000                 --
  Vice President--Platform Division

Tom T. Ho ..................................................                    140,000         --                 --
  Vice President--Solution Division

Rita Rubinstein ............................................                    150,020         --             13,200
  Vice President--Administration & Human Resources and
  Secretary

Homi Fatemi ................................................                    130,000         --             45,000
  Director--Sales & Marketing

----------

(1) Includes $7,276 we paid in connection with a life insurance policy for Mr. Lepejian, $13,200 paid to Ms. Rubinstein to reimburse her for relocation expenses and $45,000 paid to Mr. Fatemi as sales commissions.

OPTION GRANTS IN THE LAST FISCAL YEAR

We did not grant any stock option awards to our Named Executive Officers in the year ended March 31, 2001.

FISCAL YEAR-END OPTION VALUES

The following table sets forth information for each of the Named Executive Officers regarding the value of options outstanding as of March 31, 2001. There was no public trading market for our common stock as of March 31, 2001. Accordingly, the value of the unexercised in-the-money options

--------------------------------------------------------------------------------

Management
--------------------------------------------------------------------------------

listed below has been calculated on the basis of an assumed initial public
offering price of       per share, less the aggregate exercise price.

                                                                 Number of securities
                                                               underlying unexercised
                                     Shares                 options at March 31, 2001
                                acquired on       Value   ---------------------------
Name                               exercise    realized   Exercisable   Unexercisable
-------------------------------------------------------------------------------------
Y. David Lepejian............            --          --       800,000         800,000
Brian Duffy..................            --          --       111,000         189,000
Tom T. Ho....................            --          --       100,000         100,000
Rita Rubinstein..............            --          --       200,000         200,000
Homi Fatemi..................            --          --        77,500         172,500

                                                          Value of unexercised
                                                                  in-the-money
                                                     options at March 31, 2001
                                                                  in thousands
                               -----------------------------------------------
Name                                      Exercisable            Unexercisable
-----------------------------  -----------------------------------------------
Y. David Lepejian............
Brian Duffy..................
Tom T. Ho....................
Rita Rubinstein..............
Homi Fatemi..................

EMPLOYEE BENEFIT PLANS

1998 Stock Option Plan

Our Amended and Restated 1998 Stock Option Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards. The plan authorizes the issuance of up to 7.5 million shares of our common stock pursuant to option and stock-based awards. Our officers, employees, directors, consultants and advisors are eligible to receive awards under the plan. Other than annual option grants to non-employee members of the board of directors to purchase up to 7,500 shares of our common stock at a price equal to the fair market value of the stock at the date of grant, the grant of awards under the plan is discretionary. Under present law, however, incentive stock options may be granted only to employees. Under the plan, no participant may receive any award for more than 250,000 shares in any calendar year.

We may grant options at an exercise price less than, equal to, or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of our company. The plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or through a broker, by surrender to us of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payments.

Our compensation committee administers the plan and has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the plan to one or more committees of the board of directors. The committee selects the recipients of awards and determines:

- the number of shares of common stock covered by options and the dates upon which such options become exercisable;

-   the exercise price of options;

-   the duration of options; and

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44

Management
--------------------------------------------------------------------------------

- the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

The committee may authorize our chief executive officer or president to grant options and other awards under the plan to non-executive level employees.

Typically, options granted under the plan become exercisable in four equal annual installments. The Compensation Committee has discretion to grant options with different vesting schedules. The plan grants the board of directors discretion to accelerate the vesting of options in the event of a merger, liquidation or other acquisition event.

2001 Employee Stock Purchase Plans

Our 2001 Employee Stock Purchase Plan and 2001 Foreign Subsidiary Employee Stock Purchase Plan provide our employees with an opportunity to purchase our common stock through accumulated payroll deductions. A total of 300,000 shares of common stock has been reserved for issuance under both purchase plans. In addition, the purchase plans provide for annual increases in the total number of shares available for issuance under these plans on March 1 of each year, beginning March 1, 2002, equal to the lesser of:

-   150,000 shares;

-   1% of the outstanding shares of our common stock on that date; or

-   such lesser amount as may be determined by our board of directors.

Our board of directors, or a committee appointed by the board, administers the purchase plans. Our board of directors or its committee has full and exclusive authority to interpret the terms of the purchase plans and determine eligibility, subject to the limitations of Section 423 of the Internal Revenue Code of 1986, as amended. Persons are eligible to participate in the purchase plans if they are employed by us or any participating subsidiary for at least 20 hours per week for at least five months in any calendar year. However, no person may participate in either purchase plan if, immediately after the grant of the stock purchase rights under the purchase plans, such person would own stock possessing five percent or more of the total combined voting power or value of all classes of our capital stock or of any subsidiary. The purchase plans provide for offering periods of twenty-four months or such shorter period as may be established by our board, each including four six-month purchase periods. The offering periods will start on the first trading day of either March or September of each year, depending on when an employee enrolls in the plan, commencing September 2001.

The purchase plans permit participants to purchase our common stock through payroll deductions of up to 15% of the participant's compensation under the 2001 Employee Stock Purchase Plan and up to 30% of the participant's compensation under the 2001 Foreign Subsidiary Employee Stock Purchase Plan, up to a maximum of $25,000 per year, and up to a maximum of 1,500 shares per purchase period. Compensation includes regular salary payments, bonuses, overtime pay and other compensation as determined from time to time by our board, but excludes all other payments including long-term disability or workers compensation payments, car allowances, relocation payments and expense reimbursements.

Amounts deducted and accumulated for the participant's account are used to purchase shares of our common stock on the last trading day of each purchase period at a price of 85% of the lower of the fair market values of the common stock at the beginning of the offering period and the end of the purchase period. Participants may end their participation at any time during an offering period, and

--------------------------------------------------------------------------------

Management
--------------------------------------------------------------------------------

they will be paid their payroll deductions accumulated to date. Participation ends automatically upon termination of employment. The 2001 Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Code. Stock purchase rights granted under the stock purchase plans are not transferable by a participant other than by will or the laws of descent and distribution.

The purchase plans provide that if we merge with or into another corporation or effect a sale of substantially all of our assets, the stock purchase rights granted under the purchase plans will be assumed or substituted by the successor or surviving entity, or a parent or a subsidiary of such successor or surviving entity, unless our board of directors decides to treat the outstanding rights in a different way, including by terminating the purchase plans and providing for an end to the then current purchase period on the last trading date prior to such termination.

Our board of directors has the authority to amend or terminate the purchase plans at any time, including amendments to outstanding stock purchase rights under these plans, subject to required approvals of our stockholders in order for the purchase plans to qualify under Section 423 of the Internal Revenue Code of 1986, as amended.

EMPLOYMENT AGREEMENTS

We have not entered into employment agreements with any of our Named Executive Officers.

--------------------------------------------------------------------------------
46

--------------------------------------------------------------------------------

Related party transactions

ACQUISITION OF SEMICONDUCTOR DIAGNOSIS AND TEST CORP.

In April 1999, we acquired Semiconductor Diagnosis & Test Corp. (SDT), a semiconductor yield-measurement and yield-management firm. Prior to the acquisition of SDT, we were a shareholder of SDT, and Mr. Lepejian, our President and Chief Executive Officer, owned approximately 12.5% of SDT's common stock. As a result of his interest in SDT, Mr. Lepejian received 52,252 shares of our common stock in this transaction.

ISSUANCE OF OPTIONS TO PURCHASE COMMON STOCK

We have granted options to executive officers, and we intend to grant additional options to our directors and executive officers in the future. In April 2000, we entered into an agreement with Ms. Geva, our Chief Financial Officer, that provides for accelerated vesting of 60% of her stock option awards upon the occurrence of certain events, such as a merger of our company or a change in control of our company.

In April 2001, we granted options to purchase shares of our common stock to Messrs. Antoun and Kano, members of our board of directors. Each of these options is exercisable for up to 50,100 shares at a purchase price of $5.61 per share.

ISSUANCE OF SECURED CONVERTIBLE DEBENTURE TO APPLIED MATERIALS, INC.

In February 2000, our subsidiary, Heuristic Physics Laboratories, issued to Applied Materials, Inc. a secured convertible debenture in the amount of $1.5 million. The debenture bears interest at the rate of 8% per annum and is due on February 15, 2005. The debenture is secured by a lien on all of our subsidiary's assets pursuant to a security agreement and intellectual property security agreement entered into in connection with the issuance of the debenture. The debenture is convertible at the option of the holder into 607,287 shares of common stock of Heuristic Physics Laboratories, at a conversion price of $2.47 per share. This conversion price was based on the number of shares outstanding on a fully-diluted basis as of June 30, 2000. In fiscal years 2000 and 2001, we sold to Applied Materials products totaling approximately $318,000 and $26,000, respectively. We believe that our sales to Applied Materials were on terms that were no less favorable to us than terms that would be available from unrelated third parties for similar transactions.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our amended and restated certificate of incorporation provides that we will, to the fullest extent permitted by applicable law, indemnify our directors and officers against all expenses and liabilities reasonably incurred in connection with the service for or on our behalf. Our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violate their duty of loyalty to us or our stockholders, act in bad faith, knowingly or intentionally violate the law, authorize illegal dividends or redemptions, or derive an improper personal benefit from their action as directors. We have also entered into indemnification agreements with all of our directors and our executive officers. A form of this agreement has been filed as an exhibit to our registration statement for this offering.

--------------------------------------------------------------------------------

Related party transactions
--------------------------------------------------------------------------------

SALE OF HARDWARE BUSINESS TO CREDENCE SYSTEMS CORPORATION

In June 1998, we sold our hardware business to Credence Systems Corporation for approximately $8.0 million. In connection with this sale and in consideration for an undertaking not to compete for a period of two years with Credence, Credence undertook to pay Messrs. Lepejian and Kraus, both executive officers and members of our board of directors at the time of the transaction, royalties for a period of two years equal to 10% of the sales that Credence makes of products derived from certain assets purchased from us. Under this royalty arrangement Credence paid Messrs. Lepejian and Kraus aggregate amounts of approximately $148,000 and $133,000, respectively.

EMPLOYMENT OF FAMILY MEMBERS OF EXECUTIVE OFFICERS

We currently employ Mr. Lepejian's spouse as a senior member of our technical staff and Mr. Duffy's spouse as an application engineer. Their respective compensation for the year ended March 31, 2001 was approximately $115,000 and $70,000, respectively. Mr. Lepejian is our President, Chief Executive Officer and a member of our board of directors. Mr. Duffy is our Vice President--Platform Division.

--------------------------------------------------------------------------------
48

--------------------------------------------------------------------------------

Principal stockholders

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2001 as adjusted to reflect the sale of the shares in this offering by:

- each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock as of March 31, 2001;

-   each of our directors and Named Executive Officers; and

-   all our directors and executive officers as a group.

The number of shares of common stock deemed outstanding prior to this offering includes: (i) 10,487,256 shares of common stock outstanding as of March 31, 2001; and (ii) those shares issuable pursuant to options and warrants held by the respective person which may be exercised within 60 days after March 31, 2001 as set forth below. The number of shares of common stock deemed outstanding after this offering includes the shares that we are offering for sale in this offering, but not shares covered by the underwriters' over-allotment option.

In the event Applied Materials converts its secured convertible debenture before our reincorporation is completed, it will own approximately 5.5% of our outstanding common stock. We have no indication that Applied Materials will exercise its conversion right before the completion of our reincorporation. If Applied Materials does not convert the debenture prior to the reincorporation, it will retain the right to acquire shares representing approximately 5.5% of the common stock of our subsidiary, Heuristic Physics Laboratories. See "Risk factors."

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable community property law. The fact that we have included these "beneficially owned" shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares. Unless otherwise indicated, the address of each person listed who is the beneficial owner of more than 5% of our outstanding common stock is c/o HPL Technologies, Inc., 2033 Gateway Place, San Jose CA, 95110.

                                                                                                                      Percent
                                                                        Number of                  Percent              owned
                                                                           shares                    owned              after
                                                                     beneficially              before this               this
Name and address of beneficial owner                                        owned                 offering           offering
-----------------------------------------------------------------------------------------------------------------------------
Philip Gruebele**...........................................             960,000                       8.4%
Y. David Lepejian(1)........................................           6,971,252                      60.9%
Lawrence Kraus..............................................           2,400,000                      22.9%
Dr. Yervant Zorian..........................................             525,000                       5.0%
Rita Rubinstein**...........................................             200,000                       1.9%
Brian Duffy(2)**............................................             121,000                       1.1%                 *
Tom T. Ho**.................................................             100,000                         *                  *
Elias Antoun................................................                  --                         *                  *
Homi Fatemi**...............................................              77,500                         *                  *
Osamu Kano..................................................                  --                         *                  *
All directors and executive officers as a group
(9 persons)(3)..............................................          10,367,252                      87.0%                  %

--------------------------------------------------------------------------------

Principal stockholders
--------------------------------------------------------------------------------

  * Less than 1% of the outstanding common stock.

 ** Shares that may be acquired upon exercise of stock option awards that are exercisable within 60 days of March 31, 2001.

 (1) Includes 6,011,252 shares of common stock held by Mr. Lepejian; an option to purchase up to 800,000 shares held by Mr. Lepejian and exercisable within 60 days of March 31, 2001 and an option to purchase up to 160,000 shares of common stock held by Mr. Lepejian's spouse and exercisable within 60 days of March 31, 2001.

 (2) Includes an option to purchase up to 10,000 shares of common stock held by Mr. Duffy's spouse and exercisable within 60 days of March 31, 2001.

 (3) Includes 8,936,252 shares of common stock held by all directors and executive officers as a group and options to purchase up to 1,431,000 additional shares, exercisable within 60 days of March 31, 2001.

The 960,000 shares beneficially owned by Mr. Gruebele are shares that he may acquire pursuant to a non-statutory stock option granted by us that expires in September 2001. The exercise price of this option is $0.025 per share. We anticipate that Mr. Gruebele will exercise this option on or before the option's expiration date, and promptly after the date of exercise we will be obligated to remit withholding taxes in the amount of approximately 50% of the difference between the then-current aggregate value of the shares obtained on exercise and the aggregate exercise price. If Mr. Gruebele is unable to deliver cash to us at the time of the option exercise in an amount sufficient to pay withholding taxes then due, we intend to obtain a promissory note from Mr. Gruebele for that amount and withhold shares as security for his repayment of this note.

--------------------------------------------------------------------------------
50

--------------------------------------------------------------------------------

Description of capital stock

Effective upon the closing of this offering, our authorized capital stock will consist of 75 million shares of common stock, and 10 million shares of preferred stock.

As of March 31, 2001, we had outstanding:

-   10,487,256 shares of common stock held by 20 stockholders of record;

-   options to purchase 5,331,512 shares of common stock; and

- 129,555 shares of common stock issuable upon the exercise of warrants at an exercise price of $2.47 per share.

In addition to the description below, we refer you to the provisions of Delaware corporate law and of our amended and restated certificate of incorporation and bylaws, which you can access through EDGAR at www.sec.gov/edgarhp.htm.

COMMON STOCK

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders at the annual meeting of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company, the holders of common stock are entitled to receive ratably our net assets available after the payment of all our debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption, conversion or registration rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and issue in the future.

PREFERRED STOCK

Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 10 million shares of preferred stock, in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights and preemptive rights.

Our stockholders have granted the board of directors authority to issue the preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

--------------------------------------------------------------------------------

Description of capital stock
--------------------------------------------------------------------------------

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

Our amended and restated certificate of incorporation and bylaws provide for the division of the board of directors into three classes, as nearly equal in size as possible, with staggered three-year terms. See "Management--classification of the board." Under our amended and restated certificate of incorporation and bylaws, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

Our amended and restated certificate of incorporation and bylaws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our amended and restated certificate of incorporation and bylaws further provide that special meetings of the stockholders may only be called by the Chairman of the Board, the President, or by the board of directors. Under the bylaws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to us. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. The stockholder vote would be in addition to any separate class vote required pursuant to the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is Mellon Investor Services, L.L.C.

--------------------------------------------------------------------------------
52

--------------------------------------------------------------------------------

Shares eligible for future sale

Prior to this offering, there has been no public market for our common stock and we cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price. Sales of substantial amounts of our common stock in the public markets after this offering could cause the market price of our common stock to decline. Upon completion of this offering, (assuming no exercise of the underwriters' over-allotment option and based upon the number of shares outstanding at
March 31, 2001) we will have an aggregate of       shares of common stock
outstanding. Of the total outstanding shares, the       shares sold in this
offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 of the Securities Act, as described below.

SALES OF RESTRICTED SHARES

The remaining 10,487,256 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. The underwriters have requested "lock-up" agreements with respect to all of these shares, providing that the stockholder will not offer, sell, or otherwise dispose of any of our securities owned by them for a period of 180 days after the date of this offering. However, UBS Warburg may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. Upon expiration of the lock-up agreements, 930,504 shares will become eligible for sale pursuant to Rule 144(k), 9,212,252 shares will become eligible for sale under Rule 144 and 344,500 shares will become eligible for sale under Rule 701. In addition, upon expiration of the lock-up agreements. 2,789,216 shares issuable upon exercise of vested options as of March 31, 2001 will become eligible for sale under Rule 701.

After the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock reserved for issuance under our 1998 Stock Option Plan. Based upon the number of shares currently reserved for issuance under this plan, this registration statement would cover approximately 7,155,500 shares. Shares registered under the registration statement will generally be available for sale in the open market immediately after the 180-day lock-up agreements expire.

RULE 144

In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned shares of our common stock for at least one year would be entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

-   1% of the number of shares of common stock then outstanding (which will
    equal approximately       shares immediately after this offering); or

- the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are generally subject to the availability of current public information about us.

--------------------------------------------------------------------------------

Shares eligible for future sale
--------------------------------------------------------------------------------

RULE 144(k)

Under Rule 144(k), a person who is deemed to have not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144.

RULE 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. However, as of the effective date, holders of shares that would otherwise be saleable under Rule 701 are subject to the contractual restrictions described above which restrict the sale or disposition of such shares for 180 days following the effective date.

--------------------------------------------------------------------------------
54

--------------------------------------------------------------------------------

Underwriting

We and the underwriters named below have entered into an underwriting agreement concerning the shares we are offering. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, Dain Rauscher Incorporated, Wit SoundView Corporation and Adams, Harkness & Hill, Inc. are the representatives of the underwriters.

                                                                Number of
Underwriters                                                       shares
-------------------------------------------------------------------------
UBS Warburg LLC.............................................
Dain Rauscher Incorporated..................................
Wit SoundView Corporation...................................
Adams, Harkness & Hill, Inc.................................
                                                                -------
Total.......................................................
                                                                =======

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an
additional              shares at the initial public offering price less the
underwriting discounts and commissions and estimated offering expenses to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to
an additional              shares.

                                                           No exercise   Full exercise
--------------------------------------------------------------------------------------
Per Share................................................
Total....................................................

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $          .
Expenses include the Securities and Exchange Commission and NASD filing fees, Nasdaq National Market listing fees, printing, legal, accounting and transfer agent and registrar fees and other miscellaneous fees and expenses.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $          per share from the initial public offering price. Any of
these securities dealers may resell any shares purchased from the underwriters
to other brokers or dealers at a discount of up to $          per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

We, our directors and officers and our stockholders have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC.

At our request, certain of the underwriters have reserved for sale, at the
initial public offering price, up to       shares of our common stock being
offered for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserved share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

- the information set forth in this prospectus and otherwise available to the representatives;

-   the history and the prospects for the industry in which we compete;

-   the ability of our management;

- our prospects for future earnings, the present state of our development, and our current financial position;

- the general condition of the securities markets at the time of this offering; and

- the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. These transactions may also include short sales and purchases to cover positions created by short sales.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise

--------------------------------------------------------------------------------
56

--------------------------------------------------------------------------------

might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect thereof.

A prospectus in electronic format is being made available on an Internet web site maintained by Wit SoundView Corporation's strategic partner, E*Trade Securities, Inc. The underwriters may allocate a number of shares to Wit SoundView Corporation for sale to online brokerage account holders of E*Trade Securities, Inc. These online brokerage account holders will have the opportunity to purchase shares using the Internet in accordance with procedures established by E*Trade Securities, Inc.

We have applied for quotation on the Nasdaq National Market under the symbol "HPLA."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Legal matters

The validity of the common stock offered by HPL Technologies, Inc., a Delaware corporation, will be passed upon by Heller Ehrman White & McAuliffe LLP, San Diego, California. Certain matters will be passed upon for the underwriters by Fenwick & West LLP, Palo Alto, California.

Experts

The consolidated financial statements as of March 31, 2000 and 2001 and for each of the three years in the period ended March 31, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find additional information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 to register with the Commission the shares of our common stock described in this prospectus. This prospectus is part of that registration statement, and provides you with a general description of the common stock being registered and offered, but does not include all of the information you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for more information about our business and the shares of common stock being registered.

You may read and copy all or any portion of the registration statement or any reports, statements or other information we file with the Commission at the Commission's public reference room at 450 Fifth Street, NW, Judiciary Plaza, Room 1024, Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

--------------------------------------------------------------------------------
58

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                  Page
----------------------------------------------------------------------
Report of Independent Accountants...........................     F-2
Consolidated Balance Sheets.................................     F-3
Consolidated Statements of Operations.......................     F-4
Consolidated Statements of Stockholders' Equity (Deficit)...     F-5
Consolidated Statements of Cash Flows.......................     F-6
Notes to Consolidated Financial Statements..................     F-7

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Heuristic Physics Laboratories, Inc.

The reincorporation described in Note 1 to the consolidated financial statements has not been consummated at May 28, 2001. When the reincorporation has been consummated, we will be in a position to furnish the following report:

    "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of HPL Technologies, Inc. and its subsidiaries at March 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion."

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
May 28, 2001

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

                                                                   March 31,
                                                              -------------------
                                                                  2000       2001
---------------------------------------------------------------------------------
Assets
Current assets:
  Cash and cash equivalents.................................   $  178     $  989
  Accounts receivable (net of allowance of $0 and $163,
    respectively)...........................................    3,375      4,828
  Prepaid expenses and other current assets.................      258         92
  Notes receivable..........................................       --        750
  Deferred taxes............................................       --        129
                                                               ------     ------
Total current assets........................................    3,811      6,788
Property and equipment, net.................................      775        478
Intangible assets, net......................................      169         32
Other assets................................................      276        206
                                                               ------     ------
Total assets................................................   $5,031     $7,504
                                                               ======     ======

Liabilities and stockholders' equity (deficit)
Current liabilities:
  Accounts payable..........................................   $  263     $  415
  Accrued liabilities.......................................    1,723      1,045
  Income taxes payable......................................       --      1,552
  Deferred revenue..........................................    3,598      2,407
  Capital lease obligations--current portion................       97         62
  Notes payable--current portion............................      220         --
                                                               ------     ------
Total current liabilities...................................    5,901      5,481
Capital lease obligations, net of current portion...........      157         95
Loans payable, net of current portion.......................      200        200
Convertible debenture.......................................    1,500      1,500
                                                               ------     ------
Total liabilities...........................................    7,758      7,276
                                                               ------     ------
Commitments (Note 10)

Stockholders' equity (deficit):
  Preferred stock, $0.001 par value, 10,000,000 shares
    authorized, no shares issued or outstanding.............       --         --
  Common stock, $0.001 par value, 75,000,000 shares
    authorized, 10,142,756 and 10,487,256 shares issued and
    outstanding at March 31, 2000 and March 31, 2001........       10         10
  Additional paid-in capital................................    2,723      5,723
  Deferred stock-based compensation.........................     (926)    (1,512)
  Accumulated deficit.......................................   (4,534)    (3,993)
                                                               ------     ------
Total stockholders' equity (deficit)........................   (2,727)       228
                                                               ------     ------
Total liabilities and stockholders' equity (deficit)........   $5,031     $7,504
                                                               ======     ======

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

                                                                  Years ended March 31,
                                                              ------------------------------
                                                                  1999       2000       2001
--------------------------------------------------------------------------------------------
Revenues:
  Software licenses.........................................  $    45    $ 3,039    $10,908
  Consulting services, maintenance and other................      103        665      2,511
                                                              -------    -------    -------
Total revenues..............................................      148      3,704     13,419
                                                              -------    -------    -------
Cost of revenues:
  Software licenses.........................................        1          9        133
  Consulting services, maintenance and other(1).............       61        259        916
                                                              -------    -------    -------
Total cost of revenues......................................       62        268      1,049
                                                              -------    -------    -------
Gross profit................................................       86      3,436     12,370
                                                              -------    -------    -------
Operating expenses:
  Research and development(1)...............................    2,508      2,922      3,447
  Sales and marketing(1)....................................    1,608      2,229      2,065
  General and administrative(1).............................    1,011      1,003      2,335
  Stock-based compensation..................................       64        580      2,369
                                                              -------    -------    -------
Total operating expenses....................................    5,191      6,734     10,216
                                                              -------    -------    -------
Income (loss) from operations...............................   (5,105)    (3,298)     2,154
Interest expense and other income, net......................       48       (248)      (190)
                                                              -------    -------    -------
Income (loss) before income taxes and discontinued
  operations................................................   (5,057)    (3,546)     1,964
Provision for (benefit from) income taxes...................   (1,982)        --      1,423
                                                              -------    -------    -------
Income (loss) from continuing operations....................   (3,075)    (3,546)       541

Discontinued operations:
  Income from discontinued operations (net of income tax of
    $17 in 1999)............................................       25         --         --
  Gain on sale of discontinued operations (net of income tax
    of $1,965)..............................................    2,916         --         --
                                                              -------    -------    -------
Net income (loss)...........................................  $  (134)   $(3,546)   $   541
                                                              =======    =======    =======
Income (loss) per common share from continuing
  operations--basic.........................................  $ (0.32)   $ (0.35)   $  0.05
                                                              =======    =======    =======
Income (loss) per common share from continuing
  operations--diluted.......................................  $ (0.32)   $ (0.35)   $  0.04
                                                              =======    =======    =======
Net income (loss) per share--basic..........................  $ (0.01)   $ (0.35)   $  0.05
                                                              =======    =======    =======
Net income (loss) per share--diluted........................  $ (0.01)   $ (0.35)   $  0.04
                                                              =======    =======    =======
----------
(1) Excludes the following stock-based compensation charges:
   Cost of revenues.........................................  $    --    $     2    $    60
   Research and development.................................       23         96        296
   Sales and marketing......................................       41        451      1,503
   General and administrative...............................       --         31        510
                                                              -------    -------    -------
                                                              $    64    $   580    $ 2,369
                                                              =======    =======    =======

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(In thousands)

                                             Common stock     Additional           Deferred                               Total
                                     --------------------        paid-in        stock-based      Accumulated      stockholders'
                                       Shares      Amount        capital       compensation          deficit   equity (deficit)
-------------------------------------------------------------------------------------------------------------------------------
Balances as of March 31, 1998......    9,624     $   10      $      907      $        (23)     $      (637)    $            257
Issuance of common stock for
  cash.............................       90         --               6                --               --                    6
Issuance of common stock in
  connection with YMA
  acquisition......................      200         --              50               (50)              --                   --
Escrow release of stock-based
  compensation shares..............       --         --              39               (39)              --                   --
Stock-based compensation...........       --         --              --                64               --                   64
Net loss...........................       --         --              --                --             (134)                (134)
                                      ------     ------      ----------      ------------      -----------     ----------------
Balances as of March 31, 1999......    9,914         10           1,002               (48)            (771)                 193
Issuance of stock options to
  employees........................       --         --           1,085            (1,085)              --                   --
Issuance of stock options to
  non-employees....................       --         --              47               (47)              --                   --
Stock-based compensation...........       --         --              --               580               --                  580
Issuance of warrants...............       --         --             229                --               --                  229
Issuance of common stock in
  connection with SDT
  acquisition......................      304         --              61                --               --                   61
Escrow release of stock-based
  compensation shares..............       --         --             326              (326)              --                   --
Redemption of common stock.........      (75)        --             (27)               --             (217)                (244)
Net loss...........................       --         --              --                --           (3,546)              (3,546)
                                      ------     ------      ----------      ------------      -----------     ----------------
Balances as of March 31, 2000......   10,143         10           2,723              (926)          (4,534)              (2,727)
Issuance of common stock upon
  exercise of stock options........      344         --              45                --               --                   45
Issuance of stock options to
  employees........................       --         --           1,683            (1,683)              --                   --
Escrow release of stock-based
  compensation shares..............       --         --           1,272            (1,272)              --                   --
Stock-based compensation...........       --         --              --             2,369               --                2,369
Net income.........................       --         --              --                --              541                  541
                                      ------     ------      ----------      ------------      -----------     ----------------
Balances as of March 31, 2001......   10,487     $   10      $    5,723      $     (1,512)     $    (3,993)    $            228
                                      ======     ======      ==========      ============      ===========     ================

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

                                                                   Years ended March 31,
                                                               ------------------------------
                                                                   1999       2000       2001
---------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Income (loss) from continuing operations..................   $(3,075)   $(3,546)   $   541
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................       207        456        463
    Allowance for doubtful accounts.........................        --         --        163
    Accreted interest expense...............................        --         99         70
    Deferred taxes..........................................        --         --       (129)
    Stock-based compensation................................        64        580      2,369
    Loss on disposal of property and equipment..............        --         --         92
    Changes in operating assets and liabilities:
        Accounts receivable.................................       241     (3,185)    (1,616)
        Prepaid expenses and other current assets...........       (70)      (140)       166
        Other assets........................................      (136)       (10)        --
        Income taxes payable................................        --         --      1,552
        Accounts payable....................................       223       (202)       152
        Accrued liabilities.................................       207      1,273       (679)
        Deferred revenue....................................       417      2,969     (1,191)
                                                               -------    -------    -------
Net cash provided by (used in) continuing operating
  activities................................................    (1,922)    (1,706)     1,953
Net cash provided by discontinued operations................     3,183         --         --
                                                               -------    -------    -------
          Net cash provided by (used in) operating
            activities......................................     1,261     (1,706)     1,953
                                                               -------    -------    -------
Cash flows from investing activities:
  Acquisition of property and equipment.....................      (666)       (48)      (120)
  Issuance of notes receivable..............................        --         --       (750)
  Intangible assets.........................................      (250)        --         --
                                                               -------    -------    -------
          Net cash used in investing activities.............      (916)       (48)      (870)
                                                               -------    -------    -------
Cash flows from financing activities:
  Proceeds from issuance of notes payable...................        --        595         --
  Repayments of notes payable...............................        --       (175)      (220)
  Proceeds from issuance of convertible debenture...........        --      1,500         --
  Proceeds from issuance of common stock....................         6         --         45
  Redemption of common stock................................        --       (244)        --
  Principal payments on capital lease obligations...........       (19)       (76)       (97)
                                                               -------    -------    -------
          Net cash provided by (used in) financing
            activities......................................       (13)     1,600       (272)
                                                               -------    -------    -------
Net increase (decrease) in cash and cash equivalents........       332       (154)       811
Cash and cash equivalents, beginning of period..............        --        332        178
                                                               -------    -------    -------
Cash and cash equivalents, end of period....................   $   332    $   178    $   989
                                                               =======    =======    =======
Supplemental cash flow information:
  Cash paid during the period for interest..................   $    --    $   110    $   147
                                                               =======    =======    =======
Non-cash investing and financing activities:
  Acquisition of property and equipment under capital lease
    obligations.............................................   $   187    $   173    $    --
                                                               =======    =======    =======
  Issuance of common stock in connection with
    acquisitions............................................   $    50    $    61    $    --
                                                               =======    =======    =======
  Forgiveness of note payable in connection with
    acquisition.............................................   $    --    $    25    $    --
                                                               =======    =======    =======

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF OPERATIONS

Heuristic Physics Laboratories, Inc. ("HPLI") was incorporated in California in June 1989 and following the reincorporation (noted below) will operate as HPL Technologies, Inc. (the "Company"). The Company designs yield optimization software for companies involved in the design, fabrication and testing of semiconductors. The Company also provides training and services in the methodologies and applications of integrated yield management.

The board of directors authorized the reincorporation of HPLI in the state of Delaware. The reincorporation will be accomplished through a merger of a wholly-owned subsidiary of HPL Technologies, Inc., a Delaware corporation, into HPLI and all of the outstanding shares of common stock of HPLI will be converted into shares of common stock of the Delaware company. As the surviving corporation in the merger, HPLI will continue to do business as a wholly-owned subsidiary of the Company. This will be accounted for in a manner similar to a pooling of interest. This reincorporation is to be consummated prior to the effective date of this registration statement. Following the reincorporation, the Company will be authorized to issue 75,000,000 shares of $0.001 par value stock and 10,000,000 shares of $0.001 par value preferred stock. The board of directors will have the authority to issue the undesignated preferred stock in one or more series and fix the rights, preferences and restrictions thereof.

In July 1999, the board of directors authorized and approved a four-for-one common stock split. Accordingly, all shares and per share amounts have been retroactively restated to reflect this stock split.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after the elimination of intercompany balances and transactions.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements. These estimates may affect the amounts of assets and liabilities reported in the balance sheet, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting periods presented. Actual amounts may differ from those estimates.

Revenue recognition

The Company recognizes revenue in accordance with the provisions of Statement of Position ("SOP") 97-2, "Software Revenues Recognition," as amended by SOP 98-4, SOP 98-9 and Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" issued by the Securities and Exchange Commission. The Company's revenues are primarily derived from three sources: (i) software license revenue, derived primarily from sales to end users and original equipment manufacturers on a per installation basis; (ii) maintenance revenue, derived primarily from providing post-contract customer support and software updates to end users; and
(iii) consulting services revenues derived from providing training and consulting services to end users.

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

When consulting or other services sold in connection with a software license are not essential to the functionality of the software, the Company recognizes revenues from software licenses upon delivery of the software and execution of a binding agreement with the customer, provided that the fee is fixed and determinable, collection is probable and there are no customer acceptance clauses. When customer acceptance clauses exist, revenues are recognized upon customer acceptance.

For contracts with multiple obligations (e.g., deliverable and undeliverable products, post-contract support and other services), the Company allocates revenues to the undelivered element of the contract based on objective evidence of its fair value. This objective evidence is the sales price of the element when sold separately or the renewal rate specified in the agreement for licensing arrangements with terms of one year or greater that include post-contract customer support and software updates. The Company recognizes revenues allocated to undelivered products when the criteria for software license revenues set forth above are met.

Revenues from maintenance and post-contract support services are recognized ratably over the contractual period. Payments for maintenance and support services are generally made in advance and are non-refundable. Revenues from training and consulting services are recognized as the related services are performed. Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

The Company also derives revenues from the sale of its software licenses, maintenance and post-contract support services through a distributor. Revenues from sales made through this distributor are recognized when the distributor has sold software licenses or service to its customers. Revenues from maintenance and post-contract support services sold through the distributor are recognized ratably over the contractual period.

Deferred revenue includes advance payments received for maintenance and support services and license revenues received or due under the terms of the contracts for which customer acceptance had not been received.

Cost of revenues

Cost of revenues consist primarily of expenses directly related to the cost of media on which a product is delivered, product fulfillment costs, and direct customer service and support costs.

Software development costs

Costs related to research, design and development of software products are generally expensed as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established up until the time of general release of the product. Based on the Company's product development process, technological feasibility is established upon the completion of a working model. Costs eligible for capitalization, incurred after achieving technological feasibility and before general release of its product, were not material in the years ended March 31, 1999, 2000 and 2001. Accordingly, all software development costs have been charged to research and development expense in the accompanying consolidated statements of operations.

Cash and cash equivalents

The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Property and equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Computers and equipment.....................................  3 years
Furniture, fixtures and other...............................  3 to 7 years

Computers and equipment acquired under capital leases are amortized over the shorter of the lease term or the useful life of the asset. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the improvement. Repair and maintenance costs are expensed as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are relieved from the accounts and the net gain or loss is included in the determination of income.

Depreciation expense totaled $196,000, $308,000 and $326,000 for the years ended March 31, 1999, 2000 and 2001, respectively.

Intangible assets

Intangible assets acquired in purchase transactions are amortized using the straight-line method over two years. Intangible assets acquired in purchase transactions consist of assembled workforces and purchased technology.

Amortization expense totaled $11,000, $148,000 and $137,000 for the years ended March 31, 1999, 2000 and 2001, respectively.

Long-lived assets

The Company monitors events and changes in circumstances that could indicate the carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of the assets will be recovered through non-discounted expected future cash flows. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Foreign currency translation

The functional currency for the Company's international subsidiary is the US dollar; however, the subsidiary's books and records are maintained in local currency. As a result, the subsidiary's financial statements are re-measured into US dollars using a combination of current and historical exchange rates, and any transaction gains and losses are included in interest expense and other income, net, in the consolidated statements of operations. Foreign currency transaction gains and losses were not significant in any of the periods presented.

Income taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Advertising expense

Advertising costs are included in sales and marketing expenses and are expensed as incurred. Advertising expense totaled $75,000, $21,000 and $61,000 for the years ended March 31, 1999, 2000 and 2001, respectively.

Stock-based compensation

The Company accounts for its employee stock option plans using the intrinsic value method described in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Under APB Opinion No. 25, deferred stock compensation is recorded for the difference, if any, between an option's exercise price and the fair value of the underlying common stock on the grant date of the option. As permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," the Company has adopted the "disclosure only" alternative described in SFAS No. 123 for its employee stock option plan.

The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Consensus ("EITF") No. 96-18 "Accounting for Equity Instruments that Are Issued to Other than Employees For Acquiring, or in Conjunction with Selling, Goods or Services." Under SFAS No. 123 and EITF No. 96-18, stock options and warrants issued to non-employees are accounted for at their fair value calculated using the Black-Scholes model.

Compensation expense resulting from employee and non-employee stock options are amortized to expense using an accelerated approach over the term of the options in accordance with Financial Accounting Standards Board Interpretation ("FIN") No. 28.

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with financial institutions that management believes are credit worthy.

The Company performs ongoing credit evaluations of its customers' financial condition and, generally requires no collateral from its customers.

At March 31, 2000, four customers accounted for 49%, 19%, 11% and 11% of accounts receivable. At March 31, 2001, two customers accounted for 80% and 12% of accounts receivable.

Comprehensive income (loss)

Comprehensive income (loss) consists of gains and losses that are not recorded in the statements of operations but instead are recorded directly to stockholders' equity (deficit). The Company has no components of comprehensive income (loss) and, accordingly, comprehensive income (loss) is the same as net income (loss) for all periods presented.

Recent accounting pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," that requires companies to record derivative financial instruments on their balance sheets as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative instruments and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statements
No. 133," that amends SFAS No. 133 to be effective for all fiscal year quarters or all fiscal years beginning after June 15, 2000. The Company does not expect the adoption of SFAS No. 133 to have a material effect on its financial results.

Income (loss) per share from continuing operations

Basic and diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of shares of common stock outstanding during the period, less shares outstanding that are subject to repurchase. The calculation of diluted net income (loss) per share excludes shares of potential common stock if their effect is antidilutive. Potential common stock consists of shares of common stock that are incremental common shares issuable upon the exercise of stock options and warrants, computed using the treasury stock method, and shares issuable upon conversion of the convertible debenture, computed using the if-converted method.

The following table presents the calculation of net income (loss) per common share from continuing operations--basic and diluted (in thousands, except per share information):

                                                                  Years ended March 31,
                                                              ------------------------------
                                                                  1999       2000       2001
--------------------------------------------------------------------------------------------
Numerator:
Income (loss) from continuing operations-basic..............  $(3,075)   $(3,546)   $   541
  Adjustments for elimination of interest expense on assumed
    conversion of convertible debenture.....................       --         --        120
                                                              -------    -------    -------
  Income (loss) from continuing operations-diluted..........  $(3,075)   $(3,546)   $   661
                                                              =======    =======    =======
Denominator:
  Weighted average common shares outstanding-basic..........    9,660     10,040     10,292
  Adjustments for dilutive stock options....................       --         --      5,369
  Adjustments for warrants..................................       --         --        103
  Adjustments for assumed conversion of convertible
    debenture...............................................       --         --        607
                                                              -------    -------    -------
  Weighted average common shares outstanding-diluted........    9,660     10,040     16,371
                                                              =======    =======    =======
Income (loss) per common share from continuing
  operations-basic..........................................  $ (0.32)   $ (0.35)   $  0.05
Income (loss) per common share from continuing
  operations-diluted........................................  $ (0.32)   $ (0.35)   $  0.04

The Company excluded all outstanding stock options, warrants and shares issuable on the conversion of the convertible debenture from the calculation of diluted net loss per share for the years ended March 31, 1999 and 2000, because these securities are anti-dilutive. The shares excluded from the calculation of diluted net loss per share are detailed in the table below (in thousands):

                                                                   March 31,
                                                              -------------------
                                                                  1999       2000
---------------------------------------------------------------------------------
Outstanding stock options...................................   4,902      5,613
Convertible debenture.......................................      --        607
Shares issuable under warrants..............................      --        130
Shares held in escrow.......................................     200        100
                                                               -----      -----
                                                               5,102      6,450
                                                               =====      =====

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3. BUSINESS COMBINATIONS

Yield Management Associates, Inc.

In February 1999, the Company acquired Yield Management Associates, Inc. ("YMA"), a Vermont corporation that provided consulting in the field of yield management. The Company acquired all of the assets and assumed the liabilities of YMA for a total cash consideration of $250,000. In addition, 200,000 shares of common stock valued at $50,000 (as of the date of acquisition) and a Put Option (described below) were issued as deferred stock-based compensation to retain a key employee.

The transaction has been accounted for as a purchase and, accordingly, the excess purchase price over the book value of the assets and liabilities acquired has been allocated entirely to an intangible employment contract asset, and was amortized on a straight-line basis over two years.

The 200,000 common shares were placed in escrow, to be released to the former stockholder of YMA in equal quarterly installments over a two-year period from the date of acquisition as long as this former stockholder remains an employee of the Company. Within 30 days of the release date, this employee may elect to have shares of the common shares redeemed at a redemption price of $3.25 per share of common stock by the Company (the "Put Option"). During the year ended March 31, 2000, the Company repurchased 75,000 shares under this Put Option for cash of $244,000.

In September 2000, the Company entered into an agreement with the employee to accelerate the release of the two remaining quarterly installments. The employee did not elect to have those shares redeemed by the Company. At March 31, 2001, no common shares remained in escrow.

Under APB Opinion No. 25, the release of the shares from escrow based on the former shareholder's employment and the related Put Option has resulted in variable compensation accounting. For the years ended March 31, 1999, 2000 and 2001, the stock-based compensation expense was $41,000, $351,000 and $1,272,000, respectively.

Semiconductor Diagnosis & Test Corp.

Between January 1994 and April 1997, the Company acquired a 31% interest in Semiconductor Diagnosis & Test Corp., a California corporation, ("SDT"), that was engaged in software development, for a total purchase price of $44,000.

In April 1999, the Company acquired the remaining 69% interest in SDT for a total purchase price of $86,000 and merged it into the Company. The purchase consideration consisted of 303,756 shares of common stock of the Company valued at $0.20 per share and the forgiveness of a $25,000 non-interest-bearing unsecured debt payable from SDT to the Company. The President and Chief Executive Officer of the Company was a minority shareholder of SDT and as a result received 52,252 shares of common stock of the total consideration given.

The transaction has been accounted for as a purchase using the step acquisition method and, accordingly, the purchase price has been allocated to the assets and liabilities acquired based on their fair values.

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The purchase price has been allocated as follows as of the date of the second step of the acquisition, April 1999 (in thousands):

Fair value of net tangible assets acquired..................  $11
Purchased technology........................................   75
                                                              ---
                                                              $86
                                                              ===

Identifiable intangible assets are being amortized on a straight line basis over two years. SDT's results of operations have been included in the Company's consolidated results from April 1999.

Pro forma financial information

On a pro forma basis, the combined results of operations as if YMA and SDT had been acquired as of the beginning of the periods presented are not materially different from the results of operations of the Company.

NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

                                                                   March 31,
                                                              -------------------
                                                                  2000       2001
---------------------------------------------------------------------------------
Computers and equipment.....................................   $ 718      $ 648
Furniture, fixtures and other...............................      63         12
Leasehold improvements......................................     215        215
Leased equipment and furniture..............................     349        347
                                                               -----      -----
                                                               1,345      1,222
Less: Accumulated depreciation..............................    (570)      (744)
                                                               -----      -----
                                                               $ 775      $ 478
                                                               =====      =====

For the years ended March 31, 2000 and 2001, the cost of property and equipment acquired under capital leases was $173,000 and zero, respectively. Accumulated depreciation on the leased property and equipment was $98,000 and $187,000, respectively.

NOTE 5. NOTES RECEIVABLE

In January 2001 and March 2001, the Company lent a total of $750,000 to a third party in exchange for unsecured notes receivable bearing interest at the rate of 8% per annum. The notes are due and payable one year after issuance.

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6. ACCRUED LIABILITIES

Accrued liabilities consist of the following (in thousands):

                                                                   March 31,
                                                              -------------------
                                                                  2000       2001
---------------------------------------------------------------------------------
Payroll and related expenses................................   $1,432     $  554
Professional service expenses...............................       48        311
Other accrued expenses......................................      243        180
                                                               ------     ------
                                                               $1,723     $1,045
                                                               ======     ======

Included in payroll and related expenses are interest and penalties of $212,000 and $364,000 as of March 31, 2000 and 2001, respectively, related to the late payment of payroll withholding taxes to various governmental agencies.

NOTE 7. LOANS PAYABLE

Loans payable consist of the following (in thousands):

                                                                   March 31,
                                                              -------------------
                                                                  2000       2001
---------------------------------------------------------------------------------
Revolving line of credit(1).................................   $  100     $   --
Note payable due June 15, 2000(2)...........................      120         --
Note payable due June 15, 2002(3)...........................      200        200
                                                               ------     ------
                                                                  420        200
Less: Current portion.......................................     (220)        --
                                                               ------     ------
                                                               $  200     $  200
                                                               ======     ======

(1) In June 1999, the Company entered into a revolving line of credit agreement with a bank, under which it may borrow up to $100,000. The revolving line of credit bears interest at the rate of prime plus 2.5% and is renewable annually at the option of the bank. As a condition to this facility, the Company agreed not to incur or assume any new indebtedness for borrowed money or acquire or sell assets outside of the normal course of business without the bank's written consent. In March 2001, the Company repaid the outstanding principal balance and accrued interest totaling $103,000.

    The Company is currently in violation of a covenant contained in the revolving line of credit. The Company has obtained a waiver of this default from this lender.

(2) In July 1999, the Company issued to a third party an unsecured note, bearing interest at the rate of 8% per annum, with a detachable warrant to acquire common or preferred stock. This note was prepayable at any time at the Company's option without penalty or premium. The warrant is exercisable for up to 48,583 shares at an exercise price of $2.47 per share and expires in March 2004. The fair value of the warrant at the time of issuance was determined to be $79,000. The value of the warrant was amortized as a financing charge over the term of the note. In March 2001, the Company repaid the outstanding principal balance and accrued interest of $135,000.

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) In June 1999, the Company issued to a third party an unsecured note, bearing interest at the rate of 8% per annum, with a detachable warrant to acquire common or preferred stock. This note may be prepaid at any time at the Company's option without penalty or premium. The warrant is exercisable for up to 80,972 shares at an exercise price of $2.47 per share and expires three years from the date that the note is repaid in full. The fair value of the warrant at the time of issuance was determined to be $150,000. The value of the warrant is being amortized as a financing charge over the term of the note.

NOTE 8. CONVERTIBLE DEBENTURE

In February 2000, HPLI issued a $1.5 million convertible debenture against which all of HPLI's assets have been pledged as security. The debenture bears interest at the rate of 8% per annum. This debenture may be converted at any time at the option of the holder to common stock of HPLI, at a conversion price of $1.57 per share through March 31, 2000 and a conversion price of $2.47 per share after March 31, 2000. The debenture, if not converted, is due on February 15, 2005. The holder of the debenture will have the right to demand repayment of the debenture upon certain conditions including the completion of an equity or debt financing with proceeds greater than $5 million by HPLI or the merger agreement contemplated in connection with the reincorporation of HPLI.

At March 31, 2001, the Company was not in compliance with certain non-financial covenants of the debenture. As a result, the debenture holder may declare all outstanding obligations under the debenture immediately due and payable. If the Company repays the debenture, the debenture holder will forfeit its right to convert the debenture into 607,287 shares of common stock of HPLI at $2.47 per share.

HPLI has entered into an agreement with an individual to lend HPLI $1.5 million in the event that the debenture holder demands repayment. The agreement is in effect until May 27, 2002, and any amounts lent to HPLI under this agreement are payable one year after making the loan.

NOTE 9. DISCONTINUED OPERATIONS

At March 31, 1998, the Company decided to dispose of the net assets and operations of its hardware divisions, Automatic Test Equipment Division ("ATED") and Design For Test Division ("DFTD") so that it could focus on its core software division. These two divisions were operated as separately identifiable business segments from continuing operations with their own employees and assets. Accordingly, as of March 31, 1998, these operations have been accounted for as discontinued operations and the net assets and results of operations have been segregated from those of the continuing operations.

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Certain information with respect to discontinued operations is summarized as follows (in thousands):

                                                                   Year ended
                                                               March 31, 1999
-----------------------------------------------------------------------------
Revenues....................................................  $          475
Earnings before income taxes................................              42
Income taxes................................................             (17)
                                                              --------------
Net earnings from discontinued operations...................  $           25
                                                              ==============

Gain on sale of discontinued operations, net of income
  taxes.....................................................  $        2,916
                                                              ==============
Net earnings from discontinued operations...................  $        2,941
                                                              ==============
Income per common share--basic and diluted:
  Discontinued operations...................................  $           --
  Gain on sale of discontinued segments.....................  $         0.30

In June 1998, the Company disposed of its ATED and DFTD operations to Credence Systems Corporation ("Credence") for cash consideration of $7,983,000. In addition, Credence will pay two of the Company's shareholders royalties based on net sales from the DFTD operations for a period of two years from the date of acquisition. The royalties are in consideration of these two shareholders not personally engaging in competitive activities with the ATED and DFTD divisions acquired by Credence for a period of two years from the date of acquisition.

NOTE 10. COMMITMENTS

The Company leases its facilities under operating lease agreements that expire at various dates through October 31, 2005. Rent expense for all operating leases for the years ended March 31, 1999, 2000 and 2001 was $284,000, $923,000 and
$609,000, respectively.

Minimum future lease payments under non-cancelable operating leases and future minimum payments under capital lease agreements at March 31, 2001 are included in the table below (in thousands):

Year ending March 31,                                          Capital    Operating
                                                                leases       leases
-----------------------------------------------------------------------------------
2002........................................................  $    84    $     500
2003........................................................       55          444
2004........................................................       51          445
2005........................................................        8          467
2006........................................................       --          280
                                                              -------    ---------
                                                                  198    $   2,136
                                                                         =========
Less: Amount representing interest (11.4% to 22.1%).........       41
                                                              -------
Present value of capital lease obligations..................      157
Less: Current portion.......................................       62
                                                              -------
Non-current portion.........................................  $    95
                                                              =======

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11. CAPITAL STOCK

Common stock

The Company has reserved the following shares of authorized but unissued common stock for future issuance:

                                                                    March 31,
                                                              ---------------------
                                                                   2000        2001
-----------------------------------------------------------------------------------
Conversion of outstanding convertible debentures
  (Note 8)..................................................    955,414     607,287
Exercise of warrants (Note 7)...............................    203,822     129,555
Stock option plan...........................................  5,000,000   5,655,500
Other non-qualified stock options granted outside of the
  Plan......................................................    960,000     960,000
                                                              ---------   ---------
                                                              7,119,236   7,352,342
                                                              =========   =========

Stock option plan

In July 1998, the Company adopted the 1998 Stock Option Plan (the "Plan"). As of March 31, 1999, the Company had reserved a total of 4,000,000 shares of its common stock for issuance to directors, employees and consultants under the Plan. The Plan was amended in February and September 2000 and again in May 2001 to increase the reserved shares under the Plan to 7,500,000.

Options granted under the Plan expire 10 years from the date of grant and generally vest over a four-year period. Under the Plan, eligible employees and consultants who own less than ten percent of voting power of all classes of stock, can receive options to purchase shares of the Company's common stock at a price no less than 100% and 85% of the fair value on the grant date for incentive stock options and nonstatutory stock options, respectively. Those eligible employees and consultants who own more than ten percent of voting power of all classes of stock, can receive options to purchase shares of the Company's common stock at a price no less than 110% of the fair value on the grant date for incentive stock options and nonqualified stock options.

Prior to the adoption of the Plan, the Company granted 960,000 non-qualified stock options to an employee of the Company. These options have an exercise price of $0.03 per share. At March 31, 1999, all of these options had vested.

The following table summarizes information with respect to stock option activity under the Plan:

                                                                 Years ended March 31,
                                      ---------------------------------------------------------------------------
                                               1999                      2000                      2001
                                      -----------------------   -----------------------   -----------------------
                                                     Weighted                  Weighted                  Weighted
                                                      average                   average                   average
                                        Number of    exercise     Number of    exercise     Number of    exercise
                                           shares       price        shares       price        shares       price
-----------------------------------------------------------------------------------------------------------------
Balance, beginning of period........          --    $     --     3,942,000    $   0.15     4,723,412    $   0.18
Granted.............................   3,942,000    $   0.15       971,412    $   0.32       328,000    $   2.66
Exercised...........................          --    $     --            --    $     --      (344,500)   $   0.13
Canceled............................          --    $     --      (190,000)   $   0.23      (335,400)   $   0.16
                                       ---------                 ---------                 ---------
Balance, end of period..............   3,942,000    $   0.15     4,723,412    $   0.18     4,371,512    $   0.38
                                       =========                 =========                 =========

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes information regarding options outstanding and exercisable under the Plan as of March 31, 2001.

                                 Options outstanding             Options exercisable
                        -------------------------------------   ---------------------
                                         Weighted
                                          average    Weighted                Weighted
                                        remaining     average                 average
                           Number     contractual    exercise      Number    exercise
      Exercise prices   of shares    life (years)       price   of shares       price
-------------------------------------------------------------------------------------
0.0$6..............       271,412            8.0    $   0.06      116,316   $   0.06
0.1$3 - 0.16.....       3,113,500            7.4    $   0.15    1,550,500   $   0.15
0.2$0 - 0.25.....         176,000            7.9    $   0.22       41,750   $   0.23
0.5$0..............       482,600            8.9    $   0.50      120,650   $   0.50
1.5$0 - 2.00.....         250,000            9.0    $   1.60           --   $     --
5.8$6 - 6.55.....          78,000            9.8    $   6.06           --   $     --
                        ---------                               ---------
                        4,371,512            7.7    $   0.38    1,829,216   $   0.17
                        =========                               =========

Pro forma information regarding net income (loss) per share is required by SFAS No. 123, which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The weighted average fair value of options granted for the years ended March 31, 1999, 2000 and 2001 was $0.09, $1.07 and $5.61,
respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes model and the following weighted average assumptions:

                                                                  Years ended March 31,
                                                              ------------------------------
                                                                  1999       2000       2001
--------------------------------------------------------------------------------------------
Expected volatility.........................................  85%        85%        85%
Weighted average risk free interest rate....................  5.19%      5.69%      6.00%
Expected life...............................................  5 years    5 years    5 years
Expected dividend yield.....................................  --         --         --

If compensation cost had been determined in accordance with SFAS No. 123, net income (loss) and net income (loss) per common share would have been changed to the pro forma amounts indicated below:

                                                                  Years ended March 31,
                                                              ------------------------------
                                                                  1999       2000       2001
--------------------------------------------------------------------------------------------
Net income (loss):
  As reported...............................................   $ (134)   $(3,546)   $   541
  Pro forma.................................................   $ (257)   $(3,846)   $  (623)

Net income (loss) per share--basic:
  As reported...............................................   $(0.01)   $ (0.35)   $  0.05
  Pro forma.................................................   $(0.03)   $ (0.38)   $ (0.06)

Net income (loss) per share--diluted:
  As reported...............................................   $(0.01)   $ (0.35)   $  0.04
  Pro forma.................................................   $(0.03)   $ (0.38)   $ (0.06)

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Deferred stock-based compensation

In connection with the granting of stock options to employees, the Company recorded deferred stock-based charges, net of cancellations, totaling approximately $1,085,000 and $1,683,000 as of March 31, 2000 and 2001,
respectively. This amount represents the difference between the exercise price at which the stock options were granted and the deemed fair value of our common stock for accounting purposes on the date of grant. This amount is included as a component of stockholders' equity (deficit) and, in accordance with the method described in FIN No. 28, is being amortized on an accelerated basis by charges to operations over the vesting period of the options, which is generally four years. Accordingly, this resulted in an expense of $209,000 and $1,087,000 for the years ended March 31, 2000 and March 31, 2001, respectively.

Non-qualified options

The Company also granted a total of 279,412 non-employee options in April and October 1999. The following weighted average assumptions were used to determine the fair value of these grants: no dividend yield, risk free interest rate of 4.96%, expected option life of five years, and volatility of 85%. The value ascribed to these options was $47,000.

NOTE 12. RELATED PARTY

In January 2001, the Company sold a software license and maintenance to a customer where the customer's Chief Scientist is also a member of the Company's board of directors. The Company believes this transaction was an arm's length transaction and in the ordinary course of business. For the year ended
March 31, 2001, revenue recognized from this customer was $271,000.

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments has been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company would realize in a current market exchange.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash, cash equivalents, accounts receivable, notes receivable, revolving line of credit, accounts payable and capital lease obligations are carried at cost, which approximates their fair value because of the short maturities of these instruments.

The fair value of notes payable is estimated based on expected cash flow and the convertible debenture is estimated based on a Black-Scholes model.

The estimated fair value of these liabilities is summarized as follows (in thousands):

                                                          March 31, 2000              March 31, 2001
                                                     -------------------------   -------------------------
                                                        Carrying     Estimated      Carrying     Estimated
                                                          amount    fair value        amount    fair value
----------------------------------------------------------------------------------------------------------
Notes payable......................................  $  320,000    $  320,000    $  200,000    $  200,000
Convertible debentures.............................  $1,500,000    $6,158,000    $1,500,000    $9,031,000

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The fair value estimates presented herein are based on pertinent information available to management as of March 31, 2000 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for the purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

NOTE 14. EMPLOYEE BENEFIT PLAN

The Company has a 401(k) Profit Sharing Plan (the "Profit Sharing Plan") qualified under Section 401(k) of the Internal Revenue Code of 1986. Each eligible employee may elect to contribute up to the maximum IRS annual deferral amount. The Company, at the discretion of its board of directors, may match employee contributions to the Profit Sharing Plan or make contributions to the Profit Sharing Plan for all eligible employees. The Company has elected not to make matching or other contributions to the Profit Sharing Plan for the years ended 1999, 2000 and 2001.

NOTE 15. INCOME TAXES

The components of the provision for (benefit from) income taxes from continuing operations are as follows (in thousands):

                                                                     Years ended March 31,
                                                              ------------------------------------
                                                                  1999          2000          2001
--------------------------------------------------------------------------------------------------
Federal.....................................................  $(1,692)       $   --        $1,170
  State.....................................................     (290)           --           382
                                                              -------        ------        ------
                                                               (1,982)           --         1,552
                                                              -------        ------        ------

Deferred:
  Federal...................................................       --            --          (110)
  State.....................................................       --            --           (19)
                                                              -------        ------        ------
                                                                   --            --          (129)
                                                              -------        ------        ------
Provision for (benefit from) income taxes from continuing
  operations................................................  $(1,982)       $   --        $1,423
                                                              =======        ======        ======

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                    March 31,
                                                              ----------------------
                                                                  2000          2001
------------------------------------------------------------------------------------
Deferred tax assets:
  Net operating loss........................................   $ 369         $  --
  Other accruals............................................      74           147
                                                               -----         -----
                                                                 443           147

Deferred tax liability:
  Depreciation..............................................     (22)          (18)
                                                               -----         -----
  Net deferred tax assets...................................     421           129
  Valuation allowance.......................................    (421)           --
                                                               -----         -----
Net deferred tax assets.....................................   $  --         $ 129
                                                               =====         =====

Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will be fully realizable for the year ended March 31, 2001 and more likely than not that the deferred tax assets will not be fully realizable for the year ended March 31, 2000. Accordingly, the Company has provided no valuation allowance as of March 31, 2001 and has applied a full valuation allowance against its net deferred tax assets as of March 31, 2000.

Reconciliation of the statutory federal income tax to the Company's effective tax from continuing operations is as follows:

                                                                      Years ended March 31,
                                                              --------------------------------------
                                                                  1999           2000           2001
----------------------------------------------------------------------------------------------------
Tax at federal statutory rate...............................   (34.0)%        (34.0)%         34.0%
State, net of federal benefit...............................    (5.7)          (0.7)          13.8
Other.......................................................     0.5           23.6            5.2
Option compensation.........................................      --            2.9           41.0
Valuation allowance.........................................      --            8.2          (21.5)
                                                               -----          -----          -----
Provision for (benefit from) income taxes from continuing
  operations................................................   (39.2)%          0.0%          72.5%
                                                               =====          =====          =====

NOTE 16. SEGMENT AND GEOGRAPHIC INFORMATION

The Company has determined that it has one reportable business segment: the sale of yield management software used in the design and manufacturing of semiconductors. The Company has a facility in the Republic of Armenia, which has fixed assets with a net book value of $139,000 as of March 31, 1999, $75,000 as of March 31, 2000 and $75,000 as of March 31, 2001.

--------------------------------------------------------------------------------

HPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following is a geographic breakdown of the Company's revenues by destination for the following periods:

                                                                  Years ended March 31,
                                                              ------------------------------
                                                                  1999       2000       2001
--------------------------------------------------------------------------------------------
United States...............................................    $141      $3,235    $ 7,019
Japan.......................................................       7         231      5,770
France......................................................      --          --        517
Rest of the world...........................................      --         238        113
                                                                ----      ------    -------
                                                                $148      $3,704    $13,419
                                                                ====      ======    =======

For the year ended March 31, 1999, the Company derived revenues from four customers which comprised 25%, 21%, 19% and 12% of the Company's total revenues, respectively.

For the year ended March 31, 2000, the Company derived revenues from three customers which comprised 17%, 15% and 12% of the Company's total revenues, respectively.

For the year ended March 31, 2001, the Company derived revenue from four end-user customers which comprised 22%, 21%, 21% and 10% of the Company's total revenues, respectively. Two of the four end-user customers representing 42% of the Company's total revenues were from sales made through a distributor.

--------------------------------------------------------------------------------

                                     [LOGO]

--------------------------------------------------------------------------------

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

SEC registration fee........................................  $ 18,750
NASD filing fee.............................................  $  9,125
Nasdaq National Market listing fee..........................
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Accounting fees and expenses................................   600,000
Blue Sky fees and expenses (including legal fees)...........
Transfer agent and registrar fees and expenses..............
Miscellaneous...............................................
                                                              --------
    Total...................................................
                                                              ========

The Registrant will bear all expenses shown above.

Item 14.  Indemnification of Directors and Officers

The registrant's amended and restated Certificate of Incorporation (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the registrant's directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The registrant has obtained liability insurance for its officers and directors and has entered into indemnification agreements with its executive officers and directors.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL including for an unlawful payment of dividend or unlawful stock purchase or redemption, or
(iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by the DGCL and, together with the registrant's Bylaws (the "Bylaws"), provides that the registrant shall fully indemnify any person who

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. See the registrant's amended and restated Certificate of Incorporation and Bylaws filed as Exhibits 3.1 and 3.2 hereto, respectively.

The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the registrant against certain liabilities, including liabilities under the Securities Act of 1933 (the "Act"). See the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

Item 15.  Recent Sales of Unregistered Securities

Since March 31, 1998, the registrant's subsidiary, Heuristic Physics Laboratories, Inc. ("HPLI"), has issued the following securities that were not registered under the Securities Act as summarized below:

(a) Issuances of Capital Stock:

- On November 19, 1998, HPLI issued 80,000 shares of common stock to Chris Leith in a private transaction;

- On February 12, 1999, HPLI issued an aggregate of 200,000 shares of common stock to Mel Effron in connection with the acquisition of Yield Management Associates, Inc. ("YMA"). Pursuant to the terms of the YMA merger agreement, Mr. Effron had the right to require the registrant to repurchase all 200,000 issued in connection with the acquisition at a per-share price of $3.25.
    Mr. Effron exercised this right for a total of 50,000 shares; and

- On April 27, 1999, HPLI issued an aggregate of 303,756 shares of common stock to four individuals in connection with the acquisition of Semiconductor Diagnosis and Test Corp., see "Related party transactions" on page 47 in the prospectus contained in this registration statement.

The issuances described in item (a) above were deemed to be exempt from registration under the Act in reliance upon the exemption provided by
Section 4(2) of the Act and/or Regulation D promulgated under the Act. These issuances were made without general solicitation or advertising. The recipients were sophisticated investors and/or had adequate access through employment or other relationships to information about the registrant. No underwriters were involved in connection with the issuances of these securities.

(b) Issuances of Warrants.

- In connection with two loans to HPLI made by Dr. Wilmer R. Bottoms, Jr., HPLI issued a warrant to purchase up to 48,583 shares of common stock at an exercise price of $2.47 per share and is required to issue an additional warrant to purchase up to 80,972 shares of common stock at an exercise price of $2.47 per share.

The issuances described in item (b) above were deemed to be exempt from registration under the Act in reliance upon the exemption provided by
Section 4(2) of the Act. The issuance was made without general solicitation or advertising. The recipient was a sophisticated investor and had adequate access to information about the registrant through his services as a consultant to the registrant. No underwriters were involved in connection with the issuance of these securities.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

(c) Certain Grants and Exercises of Stock Options.

Since March 31, 1998, HPLI issued options to purchase an aggregate of 5,241,412 common stock as further described below, all of which were granted under our 1998 Stock Option Plan.

                                                                                             Exercise
                                                               Number of shares                prices
-----------------------------------------------------------------------------------------------------
April 1, 1998 to March 31, 1999.............................          3,942,000          $0.12--$0.25
April 1, 1999 to March 31, 2000.............................            971,412          $0.06--$0.50
April 1, 2000 to March 31, 2001.............................            328,000          $1.50--$6.55

- From March 31, 1998 to March 31, 2001, the HPLI issued 344,500 shares of common stock upon the exercise of options by employees of the HPLI for aggregate proceeds of approximately $45,000.

At the time these options were issued under the HPLI's 1998 Stock Plan, HPLI believed that each of the issuances were exempt from the registration requirements of the Act by either (i) the exemption provided by Rule 701 for securities offered under compensatory benefit plans and contracts,
(ii) reliance upon the exemption provided by Section 4(2) of the Act, or
(iii) a "no-sale" theory under Section 5 of the Act, since none of the optionees provided any consideration for the grants (the sale of the underlying option shares occurs only when the option is exercised and the purchase price is paid to the registrant).

(d) Certain Issuances of Promissory Notes.

-   In June 1999 and July 1999, HPLI issued two promissory notes to Dr. Wilmer
    R. Bottoms, Jr. for an aggregate amount of $320,000. One loan carried a one-year term and was repaid, and the other carries a three-year term. Both notes accrue interest at the rate of 8% annually. Under certain circumstances, Dr. Bottoms may demand repayment of the outstanding note prior to the expiration of the full term. In connection with the issuance of the notes, HPLI issued to Dr. Bottoms a warrant to purchase up to 48,583 shares of common stock at an exercise price of $2.47 per share and is required to issue Dr. Bottoms a warrant to purchase up to 80,972 shares of common stock at an exercise price of $2.47 per share.

- On February 15, 2000, HPLI issued a secured convertible debenture to Applied Materials, Inc. in the amount of $1,500,000 (the "Debenture"). Under the terms of the Debenture, HPLI must pay interest on the principal amount of the Debenture at the rate of 8% per annum. The Debenture is due on February 15, 2005. Pursuant to the Debenture, Applied Materials, Inc. has the option to covert the Debenture into 607,287 shares of HPLI's common stock at a conversion price of $2.47 per share.

The issuances described in item (d) above were deemed to be exempt from registration under the Act in reliance upon the exemption provided by
Section 4(2) of the Act. The issuances were made without general solicitation or advertising. The recipients were sophisticated investors and/or had adequate access through employment or other relationships to information about the registrant. No underwriters were involved in connection with the issuances of these securities.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit
no.                                                                      Description
------------------------------------------------------------------------------------
         1.1*           Form of Underwriting Agreement
         2.1*           Agreement and Plan of Merger dated       , 2001 between HPL
                        Technologies, Inc., a Delaware corporation, Heuristic Merger
                        Sub, a California corporation, and Heuristic Physics
                        Laboratories, Inc., a California corporation
         3.1            Amended and Restated Certificate of Incorporation of HPL
                        Technologies, Inc.
         3.2            Bylaws of HPL Technologies, Inc.
         4.1*           Specimen stock certificate
         5.1*           Opinion of Heller Ehrman White & McAuliffe LLP
        10.1            Business Agreement Concerning Distribution and Support of
                        HPL Products and Services in Japan by Canon Sales Co., Inc.,
                        dated March 15, 2000#
        10.2            Employment Offer Letter from Heuristic Physics Laboratories,
                        Inc. to Ita Geva, dated April 3, 2000
        10.3            Amended and Restated 1998 Stock Option Plan
        10.4*           Amended and Restated 1998 Stock Option Plan Form of Notice
                        of Stock Option Grant
        10.5            2001 Employee Stock Purchase Plan
        10.6            2001 Foreign Employee Stock Purchase Plan
        10.7            Form of Officer and Director Indemnification Agreement
        10.8            Secured Convertible Debenture dated February 15, 2000
                        between Applied Materials, Inc., and Heuristic Physics
                        Laboratories, Inc.
        10.9            Real property lease dated August 19, 1998 by and between
                        Heuristic Physics Laboratories, Inc. and Spieker Properties,
                        L.P., (San Jose, California)
        10.10           Real property lease dated May 25, 1997 by and between HPL
                        Armenia and the Armenian Research Institute of Scientific
                        Engineering Information (Yerevan, Armenia) (English
                        translation)
        10.11           Real property lease dated June 5, 1997 by and between HPL
                        Armenia and the Armenian Research Institute of Scientific
                        Engineering Information (Yerevan, English translation)
        10.12           Real property lease by and between HPL Armenia and the
                        Armenian Research Institute of Scientific Engineering
                        Information dated February 15, 2001 (Yerevan, English
                        translation)
        10.13           Memorandum of Understanding between Heuristic Physics
                        Laboratories, Inc. and Canon Sales Co., Inc.
        10.14           Loan Agreement dated May 27, 2001 between Heuristic Physics
                        Laboratories, Inc. and Adam Kablanian
        21.1            Subsidiaries of the registrant
        23.1            Consent of PricewaterhouseCoopers LLP, independent
                        accountants
        23.2            Consent of Heller Ehrman White & McAuliffe, LLP (included in
                        Exhibit 5.1)
        24.1            Powers of Attorney (see page II-6)

---------

*  To be filed by amendment.

#  Confidential treatment requested.

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

Item 17.  Undertakings

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) That for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on this 29th day of May, 2001.

                                                       HPL TECHNOLOGIES, INC.

                                                       By:  /s/ Y. DAVID LEPEJIAN
                                                            -----------------------------------------
                                                            Y. David Lepejian
                                                            PRESIDENT AND CHIEF EXECUTIVE OFFICER

                        POWER OF ATTORNEY AND SIGNATURES

    We, the undersigned officers, directors and authorized representatives of HPL Technologies, Inc. hereby severally constitute and appoint David Lepejian and Rita Rubinstein, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, with full powers of substitution and resubstitution, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable HPL
Technologies, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, or their substitute or substitutes, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                   Title                                      Date
---------------------------------------------------------------------------------------------------
/s/ Y. DAVID LEPEJIAN
---------------------------------           President, Chief Executive Officer and     May 29, 2001
Y. David Lepejian                             Director

/s/ ITA GEVA                                Chief Financial Officer and Treasurer
---------------------------------             (principal financial and accounting      May 29, 2001
Ita Geva                                      officer)

/s/ LAWRENCE KRAUS
---------------------------------           Director                                   May 29, 2001
Lawrence Kraus

/s/ ELIAS ANTOUN
---------------------------------           Director                                   May 29, 2001
Elias Antoun

/s/ YERVANT ZORIAN
---------------------------------           Director                                   May 29, 2001
Yervant Zorian

/s/ OSAMU KANO
---------------------------------           Director                                   May 29, 2001
Osamu Kano

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Exhibit index

Exhibit
no.                                                                      Description
------------------------------------------------------------------------------------
         1.1*           Form of Underwriting Agreement
         2.1*           Agreement and Plan of Merger dated       , 2001 between HPL
                        Technologies, Inc., a Delaware corporation, Heuristic Merger
                        Sub, a California corporation, and Heuristic Physics
                        Laboratories, Inc., a California corporation
         3.1            Amended and Restated Certificate of Incorporation of HPL
                        Technologies, Inc.
         3.2            Bylaws of HPL Technologies, Inc.
         4.1*           Specimen stock certificate
         5.1*           Opinion of Heller Ehrman White & McAuliffe LLP
        10.1            Business Agreement Concerning Distribution and Support of
                        HPL Products and Services in Japan by Canon Sales Co., Inc.,
                        dated March 15, 2000#
        10.2            Employment Offer Letter from Heuristic Physics Laboratories,
                        Inc. to Ita Geva, dated April 3, 2000
        10.3            Amended and Restated 1998 Stock Option Plan
        10.4*           Amended and Restated 1998 Stock Option Plan Form of Notice
                        of Stock Option Grant
        10.5            2001 Employee Stock Purchase Plan
        10.6            2001 Foreign Employee Stock Purchase Plan
        10.7            Form of Officer and Director Indemnification Agreement
        10.8            Secured Convertible Debenture dated February 15, 2000
                        between Applied Materials, Inc., and Heuristic Physics
                        Laboratories, Inc.
        10.9            Real property lease dated August 19, 1998 by and between
                        Heuristic Physics Laboratories, Inc. and Spieker Properties,
                        L.P., (San Jose, California)
        10.10           Real property lease dated May 25, 1997 by and between HPL
                        Armenia and the Armenian Research Institute of Scientific
                        Engineering Information (Yerevan, Armenia) (English
                        translation)
        10.11           Real property lease dated June 5, 1997 by and between HPL
                        Armenia and the Armenian Research Institute of Scientific
                        Engineering Information (Yerevan, English translation)
        10.12           Real property lease by and between HPL Armenia and the
                        Armenian Research Institute of Scientific Engineering
                        Information dated February 15, 2001 (Yerevan, English
                        translation)
        10.13           Memorandum of Understanding between Heuristic Physics
                        Laboratories, Inc. and Canon Sales Co., Inc.
        10.14           Loan Agreement dated May 27, 2001 between Heuristic Physics
                        Laboratories, Inc. and Adam Kablanian
        21.1            Subsidiaries of the registrant
        23.1            Consent of PricewaterhouseCoopers LLP, independent
                        accountants
        23.2            Consent of Heller Ehrman White & McAuliffe, LLP (included in
                        Exhibit 5.1)
        24.1            Powers of Attorney (see page II-6)

---------

*  To be filed by amendment.

#  Confidential treatment requested.